AMENDED AND RESTATED
                        CREDIT AGREEMENT

                   Dated as of March 12, 1996

                              among

                     RALCORP HOLDINGS, INC.

                    THE LENDERS PARTY HERETO

                               and

                       NATIONSBANK, N.A.,

                            as Agent

                        TABLE OF CONTENTS

ARTICLE I.     DEFINITIONS                                      1
     SECTION 1.01.  Defined Terms                               1
     SECTION 1.02.  Accounting Terms                           17
     SECTION 1.03.  Terms Generally                            17

ARTICLE II.    THE LOANS                                       18
     SECTION 2.01.  Revolving Loans                            18
     SECTION 2.02.  Competitive Loan Subfacility               21
     SECTION 2.03.  Termination and Reduction of Commitments   24
     SECTION 2.04.  Fees                                       24

ARTICLE III.   ADDITIONAL PROVISIONS REGARDING LOANS           25
     SECTION 3.01.  Default Rate                               25
     SECTION 3.02.  Prepayments                                25
     SECTION 3.03.  Extension and Conversion                   26
     SECTION 3.04.  Alternate Rate of Interest                 26
     SECTION 3.05.  Reserve Requirements;
                    Change in Circumstances                    27
     SECTION 3.06.  Change in Legality                         28
     SECTION 3.07.  Indemnity                                  29
     SECTION 3.08.  Mandatory Assignment; Commitment
                    Termination                                30

ARTICLE IV.    PAYMENTS; PRO RATA TREATMENT; COMPUTATIONS; U.S.
               TAXES; EVIDENCE OF LOANS                        30
     SECTION 4.01.  Payments and Computations                  30
     SECTION 4.02.  Pro Rata Treatment                         31
     SECTION 4.03.  Sharing of Payments                        31
     SECTION 4.04.  U.S. Taxes                                 32
     SECTION 4.05.  Evidence of Loans                          33

ARTICLE V.     CONDITIONS PRECEDENT                            34
     SECTION 5.01.  Conditions to Initial Loans.               34
     SECTION 5.02.  Each Loan                                  35

ARTICLE VI.    REPRESENTATIONS AND WARRANTIES                  36
     SECTION 6.01.  Corporate Organization and Validity        36
     SECTION 6.02.  Pending Litigation                         36
     SECTION 6.03.  Title to Properties                        37
     SECTION 6.04.  Patents and Trademarks                     37
     SECTION 6.05.  Governmental Consent                       37
     SECTION 6.06.  Taxes                                      37
     SECTION 6.07.  Financial Statements                       37
     SECTION 6.08.  Full Disclosure                            38
     SECTION 6.09.  Funded Indebtedness                        38
     SECTION 6.10.  Affiliates and Subsidiaries                38
     SECTION 6.11.  Governmental Regulations, Etc.             38
     SECTION 6.12.  Environmental Matters                      39
     SECTION 6.13.  Solvency                                   40
     SECTION 6.14.  ERISA                                      40

ARTICLE VII.   AFFIRMATIVE COVENANTS                           40
     SECTION 7.01.  Information Covenants                      40
     SECTION 7.02.  Preservation of Existence and Franchises   43
     SECTION 7.03.  Books, Records and Inspections             43
     SECTION 7.04.  Compliance with Law                        44
     SECTION 7.05.  Payment of Taxes and Other Claims          44
     SECTION 7.06.  Insurance                                  44
     SECTION 7.07.  Maintenance of Property                    44
     SECTION 7.08.  Performance of Obligations                 44
     SECTION 7.09.  ERISA                                      45
     SECTION 7.10.  Use of Proceeds                            45
     SECTION 7.11.  Financial Covenants                        45
     SECTION 7.12.  Domestic Revenues                          45

ARTICLE VIII.  NEGATIVE COVENANTS                              45
     SECTION 8.01.  Funded Indebtedness                        46
     SECTION 8.02.  Liens                                      47
     SECTION 8.03.  Nature of Business                         47
     SECTION 8.04.  Consolidation, Merger, Sale or Purchase of
                    Assets, etc.                               47
     SECTION 8.05.  Transactions with Affiliates               48
     SECTION 8.06.  Dividends                                  49
     SECTION 8.07.  Advances, Investments, Loans, etc.         49
     SECTION 8.08.  No Dividend Restrictions                   49
     SECTION 8.09.  Fiscal Year                                50

ARTICLE IX.    EVENTS OF DEFAULT                               50
     SECTION 9.01.  Events of Default                          50
     SECTION 9.02.  Acceleration; Remedies                     52

ARTICLE X.     AGENT                                           52
     SECTION 10.01. Appointment and Authorization              52
     SECTION 10.02. General Immunity                           53
     SECTION 10.03. Consultation with Professionals            53
     SECTION 10.04. Documents                                  53
     SECTION 10.05. Rights as a Lender                         53
     SECTION 10.06. Responsibility of Agent                    53
     SECTION 10.07. Action by Agent                            53
     SECTION 10.08. Notices of Event of Default, Etc..         54
     SECTION 10.09. Indemnification of Agent                   54
     SECTION 10.10. No Representations                         55
     SECTION 10.11. Resignation                                55

ARTICLE XI.    MISCELLANEOUS                                   56
     SECTION 11.01. Notices                                    56
     SECTION 11.02. Survival of Agreement                      57
     SECTION 11.03. Binding Effect; Termination of Existing
                    Credit Agreement                           57
     SECTION 11.04. Benefit of Agreement                       57
     SECTION 11.05. Right of Set-Off                           60
     SECTION 11.06. No Waiver; Remedies Cumulative             60
     SECTION 11.07. Payment of Expenses, etc.                  60
     SECTION 11.08. Amendments, Waivers and Consents           61
     SECTION 11.09. Counterparts                               62
     SECTION 11.10. Table of Contents; Headings                62
     SECTION 11.11. Survival                                   62
     SECTION 11.12. Governing Law; Submission to Jurisdiction;
                    Venue                                      62
     SECTION 11.13. Severability                               62
     SECTION 11.14. Entirety                                   63

                            SCHEDULES

Schedule 1               Lender Addresses and CommitmentPercentages
Schedule 2               Form of Notice of Borrowing
Schedule 3               Form of Notice of Extension/Conversion
Schedule 4               Permitted Investments
Schedule 5               Form of Competitive Bid Request
Schedule 6               Form of Legal Opinion of R. W. Lockwood, Esq.,
                              General Counsel of Borrower
Schedule 7               Form of Legal Opinion of Moore & Van Allen, PLLC
Schedule 8               Pending Litigation
Schedule 9               Changes in Financial Condition
Schedule 10              Affiliates
Schedule 11              Subsidiaries
Schedule 12              Environmental Disclosure
Schedule 13              Form of Officer's Compliance Certificate
Schedule 14              Form of Lender Assignment Agreement

                      AMENDED AND RESTATED CREDIT AGREEMENT

     THIS AMENDED AND RESTATED CREDIT AGREEMENT (as amended from time to time, the "Agreement"), dated as of March 12, 1996, is made by and among RALCORP HOLDINGS, INC., a Missouri corporation (the "Borrower"); the lenders listed in
Schedule 1 (the "Lenders"); and NATIONSBANK, N.A., a national banking association, as agent for the Lenders (in such capacity, the "Agent").

                              W I T N E S S E T H :

     WHEREAS, the Borrower has requested that the Lenders provide the Borrower with a $100,000,000 364-day revolving credit facility for the purposes of (i) refinancing existing indebtedness of the Borrower under the Existing Credit Agreement (hereinafter defined) and (ii) financing the working capital and other general corporate needs of the Borrower and its Subsidiaries; and

     WHEREAS, the Lenders have agreed to provide such requested revolving facility pursuant to the terms of this Agreement.

     NOW, THEREFORE, the Borrower, the Lenders and the Agent hereby agree as follows:

                             ARTICLE I. DEFINITIONS

     SECTION 1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

     "Adjusted Eurodollar Rate" shall mean for the Interest Period for each Eurodollar Loan comprising part of the same borrowing (including conversions, extensions and renewals), a per annum interest rate (rounded upwards, if necessary, to the nearest whole multiple of 1/16th of 1%) equal to the per annum rate obtained by dividing (a) the rate of interest determined by the Agent (i) for any Interest Period of one (1) week, the rate of interest equal to the arithmetic average of the rates shown on the Telerate Screen Page 3875, Official BBA Fixings for all Major Currencies and (ii) for any other Interest Period, the rate of interest equal to the London Interbank Offered Rate shown on the Telerate Screen Page 3750, British Bankers Association Interest Settlement Rates, in the case of either of clauses (i) and (ii) above as of 11:00 a.m. (London time) two (2) Business Days before the first day of such Interest Period, by (b) a percentage equal to 100% minus the Adjusted Eurodollar Rate Reserve Percentage for such Interest Period. In the event the Telerate Screen Page 3875 or 3750, as applicable, is unavailable for any reason, the rate of interest determined pursuant to clause (a) of the preceding sentence shall be, for the Interest Period for each Eurodollar Loan, the average of the interest rates per annum at which dollars for such Interest Period are offered to NationsBank in the London Interbank Borrowing Market as of 11:00 a.m. (Charlotte, North Carolina time) two (2) Business Days prior to the first day of such Interest Period for a period of time corresponding to such Interest Period and in an amount corresponding to the amount of such Eurodollar Loan.

     "Adjusted Eurodollar Rate Reserve Percentage", for the Interest Period for each Eurodollar Loan comprising part of the same borrowing (including conversions, extensions and renewals), shall mean the percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including eurocurrency liabilities, as such term is defined in Regulation D (or with respect to any other category of liabilities which includes deposits by reference to which the interest rate on Eurodollar Loans is determined) having a term equal to the Interest Period for the Eurodollar Loan for which such Adjusted Eurodollar Rate Reserve Percentage is being determined.

     "Affiliate" shall mean, with respect to any Person, any other Person (i) directly or indirectly controlling or controlled by or under direct or indirect common control with such Person or (ii) directly or indirectly owning or holding five percent (5%) or more of the equity interest in such Person. For purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

     "Agent" shall have the meaning assigned to such term in the heading hereof.

     "Agent Fee Letter" shall mean the fee letter dated March 12, 1996 among the Borrower and NationsBanc Capital Markets, Inc.

     "Agent's Fees" shall have the meaning assigned to such term in Section 2.04(b).

     "Agreement" shall have the meaning assigned to such term in the heading hereof.

     "Applicable Margin" shall mean, for purposes of calculating the applicable interest rate for any day for any Eurodollar Loan or the applicable rate of the Unused Fee for any day for purposes of Section 2.04(a), the appropriate applicable margin corresponding to the ratio described below in effect as of the most recent Calculation Date:


Pricing     Consolidate Debt             Applicable                Applicable
 Level       Coverage Ratio                Margin                    Margin
                                            for                       for             for
                                        Eurodollar Loans           Unused Fee

IV          Greater than 2.75 to 1.0        60.0 bps                 17.5 bps
III         Equal to or less than 2
            to 1.0 but greater than
            2.25 to 1.0                     45.0 bps                 12.5 bps
II          Equal to or less than 2.2
            to 1.0 but greater than
            1.75 to 1.0                     40.0 bps                 10.0 bps
I           Equal to or less than 1.7
            to 1.0                          35.0 bps                  7.5 bps

The Applicable Margin as of the Closing Date is (i) 45 bps for Eurodollar Loans and (ii) 12.5 bps for the Unused Fee. Thereafter, determination of the appropriate Applicable Margins based on the Consolidated Debt Coverage Ratio shall be made as of each Calculation Date. The Consolidated Debt Coverage Ratio in effect as of a Calculation Date shall establish the Applicable Margins that shall be effective as of the date designated by the Agent as the Applicable Margin Change Date. The Agent shall determine the Applicable Margins as of each Calculation Date and shall promptly notify the Borrower and the Lenders of the Applicable Margins so determined and of the Applicable Margin Change Date. Such determinations by the Agent of the Applicable Margins shall be conclusive absent manifest error.

     "Applicable Margin Change Date" shall mean, with respect to any Calculation Date occurring after the Closing Date, a date designated by the Agent that is not more than five (5) Business Days after receipt by the Agent of the Required Financial Information for such Calculation Date.

     "Bankruptcy Event" shall mean, with respect to any Person, the occurrence of any of the following with respect to such Person: (i) a court or governmental agency having jurisdiction in the premises shall enter a decree or order for relief in respect of such Person in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Person or for any substantial part of its Property or ordering the winding up or liquidation of its affairs; or (ii) there shall be commenced against such Person an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or any case, proceeding or other action for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Person or for any substantial part of its Property or for the winding up or liquidation of its affairs, and such involuntary case or other case, proceeding or other action shall remain undismissed, undischarged or unbonded for a period of sixty
(60) consecutive days; or (iii) such Person shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Person or for any substantial part of its Property or make any general assignment for the benefit of creditors; or (iv) such Person shall be unable to, or shall admit in writing its inability to, pay its debts generally as they become due.

     "Base Rate" shall mean, for any day, a rate per annum (rounded upwards, if necessary, to the nearest whole multiple of 1/16 of 1%) equal to the greater of
(a) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% or (b) the Prime Rate in effect on such day. For purposes hereof, (i) "Prime Rate" shall mean the rate of interest per annum publicly announced from time to time by NationsBank as its prime rate in effect at its principal office in Charlotte, North Carolina; each change in the Prime Rate shall be effective on the date such change is publicly announced as effective and (ii) "Federal Funds Effective Rate" shall mean, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, or, if such rate is not so released for any day which is a Business Day, the arithmetic average (rounded upwards to the next 1/100th of 1%), as determined by the Agent, of the quotations for the day of such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it. If for any reason the Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Agent to obtain sufficient quotations in accordance with the terms hereof, the Base Rate shall be determined without regard to clause (a) of the first sentence of this definition until the circumstances giving rise to such inability no longer exist. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

     "Base Rate Loan" shall mean any Loan bearing interest at a rate determined by reference to the Base Rate in accordance with the provisions of Article II.

     "Borrower" shall have the meaning assigned to such term in the heading hereof.

     "Business Day" shall mean any day (other than a day which is a Saturday, Sunday or legal holiday in the State of North Carolina or the State of Missouri or the State of New York) on which banks are open for business in Charlotte, North Carolina, the State of Missouri and the State of New York; provided, however, that, when used in connection with a Eurodollar Loan, the term
"Business Day" shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

     "Calculation Date" shall mean each December 31, March 31, June 30 and September 30.

     "Capital Lease" shall mean any lease of Property which, in accordance with GAAP, should be capitalized on the lessee's balance sheet or for which the amount of the assets and liabilities thereunder, if so capitalized, should be disclosed, in accordance with GAAP, in a note to such balance sheet.

     "Cash Equivalents" shall mean (i) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition, (ii) dollar denominated (or foreign currency fully hedged) time deposits, certificates of deposit, Eurodollar time deposits or Eurodollar certificates of deposit of (A) any domestic commercial bank with a bank rating of at least C (or the equivalent thereof) by Thomson Bank Watch or (B) any bank whose short-term commercial paper rating from S&P is at least A-1 (or the equivalent thereof) or from Moody's is at least P-1 (or the equivalent thereof) (any such bank being an "Approved Bank"), in each case with maturities of not more than twelve months from the date of acquisition, (iii) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any commercial paper and variable or fixed rate notes issued by, or guaranteed by any domestic corporation rated A-2 (or the equivalent thereof) or better by S&P or P-2 (or the equivalent thereof) or better by Moody's and maturing within twelve months of the date of acquisition, (iv) interests in money market or mutual funds which invest solely in assets or securities of the type described in subparagraph (i),
(ii) and/or (iii) hereof and (v) money market preferred investments having a long-term rating of A or better by S&P or A-2 or better by Moody's or a short-term rating of A-1 or better by S&P or P-1 or better by Moody's.

     "Change of Control" shall mean the occurrence of any of the following events: (i) any Person or two or more Persons acting in concert shall have acquired beneficial ownership, directly or indirectly, of, or shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation, will result in its or their acquisition of, control over, Voting Stock of the Borrower (or other securities convertible into such Voting Stock) representing 35% or more of the combined voting power of all Voting Stock of the Borrower, or (ii) during any period of up to 24 consecutive months, commencing after the Closing Date, individuals who at the beginning of such 24 month period were directors of the Borrower (together with any new director whose election by the Borrower's Board of Directors or whose nomination for election by the Borrower's shareholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the directors of the Borrower then in office. As used herein, "beneficial ownership" shall have the meaning provided in Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934.

     "Closing Date" shall mean the date hereof.

     "Code" shall mean the Internal Revenue Code of 1986, as the same may be amended from time to time.

     "Commitment" shall mean, with respect to each Lender, the commitment of such Lender to make Revolving Loans in an aggregate principal amount at any time outstanding of up to such Lender's Commitment Percentage multiplied by the Revolving Committed Amount (as such Revolving Committed Amount may be reduced from time to time pursuant to Section 2.03).

     "Commitment Percentage" shall mean, for each Lender, the percentage identified as its Commitment Percentage opposite such Lender's name on Schedule 1, as such percentage may be modified in connection with any assignment made in accordance with the terms of Section 11.04.

     "Competitive Bid" shall mean an offer by a Lender to make a Competitive Loan pursuant to the terms of Section 2.02.

     "Competitive Bid Rate" shall mean, as to any Competitive Bid made by a Lender in accordance with the provisions of Section 2.02, the fixed rate of interest offered by the Lender making such Competitive Bid.

     "Competitive Bid Request" shall mean a request by the Borrower for Competitive Bids in accordance with the provisions of Section 2.02.

     "Competitive Bid Request Fee" shall have the meaning assigned to such term in Section 2.04(c).

     "Competitive Loan" shall mean a loan made by a Lender in its discretion pursuant to the provisions of Section 2.02.

     "Competitive Loan Lender" shall mean, at any time, a Lender which has any Competitive Loans outstanding.

     "Consolidated  Debt Coverage  Ratio" shall mean, at any time,  the ratio of
(i) Consolidated Funded Indebtedness (plus, for purposes only of any determination of the Applicable Margin pursuant to the definition of such term set forth in this Section 1.01, the aggregate principal amount outstanding under any Permitted Receivables Financings) at such time to (ii) Consolidated EBITDA for the four fiscal-quarter period then ended.
               "Consolidated EBIT" shall mean, for any period, the sum of (i) Consolidated Net Income for such period, plus (ii) an amount which, in the determination of Consolidated Net Income for such period, has been deducted for
(A) Consolidated Interest Expense for such period and (B) total Federal, state, local and foreign income, value added and similar taxes of the Borrower and its consolidated Subsidiaries for such period.

     "Consolidated   EBITDA"  shall  mean,  for  any  period,  the  sum  of  (i)
Consolidated EBIT for such period, plus (ii) an amount which, in the determination of Consolidated Net Income for such period, has been deducted for consolidated depreciation and amortization expense of the Borrower and its consolidated Subsidiaries for such period.

     "Consolidated Funded Indebtedness" shall mean, at any time, the outstanding principal amount of all Funded Indebtedness, without duplication, of the Borrower and its consolidated Subsidiaries at such time.

     "Consolidated Interest Coverage Ratio" shall mean, for any period, the ratio of (i) Consolidated EBIT to (ii) Consolidated Interest Expense.

     "Consolidated Interest Expense" shall mean, for any period, all interest expense (whether shown as interest expense or as loss and expenses on sales of receivables) of the Borrower and its consolidated Subsidiaries for such period, as determined in accordance with GAAP.

     "Consolidated Net Income" shall mean, for any period, net income after taxes for such period for the Borrower and its consolidated Subsidiaries, as determined in accordance with GAAP but excluding any non-cash charges or gains which are unusual, non-recurring or extraordinary.

     "Consolidated Net Worth" shall mean, at any time, total shareholders' equity of the Borrower and its Subsidiaries at such time, as determined in accordance with GAAP.

     "Consolidated Total Assets" shall mean, at any time, all items which, in accordance with GAAP, would be classified as assets on a consolidated balance sheet of the Borrower as of such time.

     "Controlled Group" shall mean (i) the controlled group of corporations as defined in Section 414(b) of the Code and the applicable regulations thereunder, or (ii) the group of trades or businesses under common control as defined in
Section 414(c) of the Code and the applicable regulations thereunder, of which the Borrower or any of its Subsidiaries is a member.

     "Credit Documents" shall mean (i) this Agreement and (ii) all other related agreements and documents issued or delivered under this Agreement or pursuant hereto.
               "Default" shall mean any event or condition which upon notice, lapse of time or both would constitute an Event of Default.

     "Disapproving  Lender"  shall  having the meaning  assigned to such term in
Section 2.01(e).

     "Dividend" shall mean, with respect to any corporation, any cash or non-cash dividend by such corporation to its stockholders, any return of capital by such corporation to its stockholders, any other distribution, payment or delivery of property or cash by such corporation to its stockholders as such, any direct or indirect redemption, retirement, purchase or other acquisition of any shares of any class of the capital stock of such corporation now or hereafter outstanding (or any warrants for or options or stock appreciation rights in respect of any such shares), or the setting aside of any funds by such corporation for any of the foregoing purposes.

     "Dollars", "dollars" or "$" shall mean lawful money of the United States of America.

     "Domestic   Subsidiary"  shall  mean,  with  respect  to  any  Person,  any
Subsidiary of such Person which is incorporated or organized under the laws of any State of the United States or the District of Columbia.

     "Eligible Assignee" shall mean (i) any Lender or any Affiliate or Subsidiary of a Lender, and (ii) any other commercial bank, financial institution or "accredited investor" (as defined in Regulation D of the Securities and Exchange Commission) reasonably acceptable to the Agent and the Borrower.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

     "ERISA Affiliate" shall mean each person (as defined in Section 3(9) of ERISA) which together with the Borrower or any of its Subsidiaries is a member of the same Controlled Group.

     "Eurodollar Loan" shall mean any Revolving Loan bearing interest at a rate determined by reference to the Adjusted Eurodollar Rate in accordance with the provisions of Article II.

     "Event of Default" shall have the meaning assigned to such term in Section 9.01.

     "Existing Credit Agreement" shall mean that certain Amended and Restated Credit Agreement dated as of November 30, 1994, as amended, among Ralcorp Holdings, Inc., the lenders party thereto and NationsBank, N.A. (successor in interest to NationsBank of North Carolina, N.A. and NationsBank, N.A. (Carolinas)) as agent for such lenders.

     "Federal Funds Effective Rate" shall have the meaning assigned to such term within the definition of "Base Rate".

     "Fees" shall mean all fees payable pursuant to Section 2.04.

     "Fixed Rate Loan" shall mean a Competitive Loan bearing interest at a fixed percentage rate per annum as provided in accordance with the provisions of
Section 2.02.

     "Foreign Subsidiary" shall mean, with respect to any Person, any Subsidiary of such Person which is not a Domestic Subsidiary.

     "Funded Indebtedness" shall mean, with respect to any Person, without duplication, (i) all indebtedness, excluding intercompany items, of such Person for borrowed money, (ii) all obligations, including without limitation intercompany items, of such Person for the deferred purchase price of assets or services which in accordance with GAAP would be shown to be a liability of such Person (or on the liability side of a balance sheet of such Person), (iii) indebtedness of such Person created or arising under any conditional sale or title retention agreement, (iv) the principal portion of all obligations of such Person under Capital Leases, (v) the maximum available amount of all letters of credit or acceptances issued or created for the account of such Person, (vi) all Guaranty Obligations of such Person with respect to Funded Indebtedness of another entity, (vii) all Funded Indebtedness of another entity secured by a Lien on any Property of such Person, whether or not such Funded Indebtedness has been assumed by such Person and (viii) all Funded Indebtedness of any partnership or joint venture (except for any such Funded Indebtedness with respect to which recourse by the holder thereof is limited to the assets of such partnership or joint venture) where such Person is a general partner, net of any assets of such partnership or joint venture.

     "GAAP" shall mean generally accepted accounting principles and provisions as used in the United States of America and as in effect as of the Closing Date, applied on a consistent basis subject to the terms of Section 1.02.

     "Governmental Authority" shall mean any Federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body.

     "Guaranty Obligations" shall mean, with respect to any Person, without duplication, any obligations of such Person (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) guaranteeing or intended to guarantee any Funded Indebtedness of any other Person in any manner, whether direct or indirect, and including without limitation any obligation, whether or not contingent, (i) to purchase any such Funded Indebtedness or any Property constituting security therefor, (ii) to advance or provide funds or other support for the payment or purchase of any such Funded Indebtedness or to maintain working capital, solvency or other balance sheet condition of such other Person (including without limitation keep well agreements, maintenance agreements, comfort letters or similar agreements or arrangements) for the benefit of any holder of Funded Indebtedness of such other Person, (iii) to lease or purchase Property, securities or services primarily for the purpose of assuring the holder of such Funded Indebtedness, or
(iv) to otherwise assure or hold harmless the holder of such Funded Indebtedness against loss in respect thereof. The amount of Guaranty Obligations hereunder shall be deemed to be an amount equal to the stated or determinable amount of the Funded Indebtedness in respect of which such Guaranty Obligation is made or, if not stated or determinable, the maximum reasonably anticipated amount in respect thereof (assuming such other Person is required to perform thereunder) as determined in good faith.

     "Hazardous  Substances"  shall have the  meaning  assigned  to such term in
Section 6.12.

     "Interest Payment Date" shall mean (i) as to any Base Rate Loan, the last day of each March, June, September and December, the date of repayment of the principal of such Loan and the Maturity Date, (ii) as to any Eurodollar Loan, the last day of each Interest Period for such Loan and the Maturity Date, and in addition where the applicable Interest Period is more than 3 months, then also on the date 3 months from the beginning of the Interest Period, and each 3 months thereafter, and (iii) as to any Fixed Rate Loan, the last day of the Interest Period for such Loan, the Maturity Date, and in addition where the applicable Interest Period is more than 90 days, then also on the date 90 days from the beginning of the Interest Period and each 90 days thereafter. If an Interest Payment Date falls on a date which is not a Business Day, such Interest Payment Date shall be deemed to be the next succeeding Business Day, except that in the case of Eurodollar Loans where the next succeeding Business Day falls in the next succeeding calendar month, then on the next preceding Business Day.

     "Interest Period" shall mean (i) as to any Eurodollar Loan, a period of one
(1) week or a period of one, two, three or six months' duration, as the Borrower may elect, commencing in each case on the date of the borrowing (including conversions, extensions and renewals) and (ii) as to any Fixed Rate Loan, a period commencing in each case on the date of the borrowing and ending on the date specified in the applicable Competitive Bid whereby the offer to make such Fixed Rate Loan was extended (such ending date in any event to be not less than 15 nor more than 180 days from the date of borrowing); provided, however, (A) if any Interest Period would end on a day which is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day (except that where the next succeeding Business Day falls in the next succeeding calendar month, then on the next preceding Business Day), (B) no Interest Period shall extend beyond the Maturity Date, (C) in the case of Eurodollar Loans made, extended or converted during the Term Loan Amortization Period, no Interest Period shall extend beyond any principal amortization payment date unless the portion of the Term Loans comprised of Base Rate Loans, together with the portion of the Term Loans comprised of Eurodollar Loans with Interest Periods expiring prior to the date such principal amortization payment is due, is at least equal to the amount of such principal amortization payment due on such date and (D) in the case of Eurodollar Loans (other than any Eurodollar Loans having a one (1) week Interest Period), where an Interest Period begins on a day for which there is no numerically corresponding day in the calendar month in which the Interest Period is to end, such Interest Period shall, subject to clause (A) above, end on the last Business Day of such calendar month.

     "Investment", in any Person, shall mean any loan or advance to such Person, any purchase or other acquisition of any capital stock, warrants, rights, options, obligations or other securities of such Person, any capital contribution to such Person or any other investment in such Person, including, without limitation, any Guaranty Obligation incurred for the benefit of such Person.

     "Lenders" shall have the meaning assigned to such term in the heading hereof. The term "Lenders" shall also include within the meaning thereof any Person which becomes a Lender in accordance with the terms of Section 11.04(b).

     "Lien" shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, security interest, encumbrance, lien (statutory or otherwise), preference, priority or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the Uniform Commercial Code as adopted and in effect in the relevant jurisdiction or other similar recording or notice statute, and any lease in the nature thereof).

     "Loan" or "Loans" shall mean the Revolving Loans (or any Revolving Loan bearing interest at the Base Rate or the Adjusted Eurodollar Rate and referred to as a Base Rate Loan or a Eurodollar Loan), the Competitive Loans, and/or the Term Loans individually or collectively, as appropriate.

     "Long Term Debt" shall mean, with respect to any Person, all indebtedness of such Person which, in accordance with GAAP, would be classified as long term debt on a balance sheet of such Person, but in any event including all indebtedness of such Person having a final maturity date of more than one year after the date of creation thereof, notwithstanding that payments in respect thereof are required to be made by such Person within one year of the date of determination. Any indebtedness which is extended or renewed shall be deemed to have been created at the date of such extension or renewal.

     "Material Adverse Effect" shall mean a material adverse effect on (i) the consolidated operations or consolidated financial condition of the Borrower,
(ii) the ability of the Borrower to perform any material obligation under the Credit Documents or (iii) the material rights and remedies of the Lenders under the Credit Documents.

     "Material Plan" shall have the meaning assigned to such term in Section 9.01(h).

     "Material Subsidiary" shall mean (i) Ralston Foods, Inc., Bremner, Inc., Beech Nut Nutrition Corporation and Ralston Resorts, Inc. and (ii) any other direct or indirect Subsidiary of the Borrower which on or after the Closing Date has total assets equal to or greater than 10% of Consolidated Total Assets.

     "Maturity Date" shall mean March 11, 1997, or such other date as may be established pursuant to Section 2.01(e).

     "Moody's" shall mean Moody's Investors Service, Inc.

     "Multiemployer Plan" shall mean at any time an employee pension benefit plan within the meaning of Section 3(37) of ERISA to which the Borrower or any of its Subsidiaries or any ERISA Affiliate is then making or accruing an obligation to make contributions or with respect to which the Borrower or any of its Subsidiaries or any ERISA Affiliate has any liability.

     "NationsBank" shall mean NationsBank, N.A., a national banking association.

     "Notice of Borrowing" shall mean a written notice of borrowing in substantially the form of Schedule 2, as required by Section 2.01(b).

     "Notice of Extension/Conversion" shall mean a written notice of continuance or conversion of one or more Loans in substantially the form of Schedule 3, as required by Section 3.03.

     "PBGC" shall mean the Pension Benefit Guaranty Corporation, a body corporate established within the Department of Labor pursuant to ERISA, or any successor thereto.

     "Permitted Investments" shall mean Investments which are either (i) cash and Cash Equivalents, (ii) accounts receivable created, acquired or made in the ordinary course of business and payable or dischargeable in accordance with customary trade terms, (iii) acquisitions permitted by Section 8.04(c), (iv) (A) Investments in Domestic Subsidiaries of the Borrower and (B) Investments in Foreign Subsidiaries of the Borrower (in addition to Investments permitted by clause (iii) above), provided that, after giving effect to such Investment, the aggregate amount of all such Investments made pursuant to this clause (iv)(B) since the Closing Date, together with the aggregate amount of the cash portion of purchase prices paid for acquisitions of Foreign Subsidiaries of the Borrower made pursuant to Section 8.04(c) and the aggregate amount of transfers to Foreign Subsidiaries of the Borrower made pursuant to Section 8.05(c), does not exceed 5% of Consolidated Total Assets as of the most recent fiscal year end preceding the date of such Investment with respect to which the Agent shall have received the Required Financial Information, (v) transactions permitted by
Section 8.05, (vi) loans to directors, officers, employees, agents, customers or suppliers that do not exceed an aggregate principal amount of $5,000,000 at any one time outstanding, (vii) equity securities listed on the New York Stock
Exchange ("NYSE"), provided that (A) the long-term credit rating of the corporation issuing such securities shall be A- (or the equivalent thereof) or better from S&P or A3 (or the equivalent thereof) or better from Moody's and (B) the aggregate purchase price paid for all such equity securities held at any time shall not exceed $5,000,000, (viii) (A) the contribution by Ralston Resorts, Inc. of certain undeveloped real estate located in or around Summit County, Colorado and having a book value not to exceed $25,000,000 to a joint venture of which Ralston Resorts, Inc. or one of its Subsidiaries is an equity owner and (B) the ownership interest of Ralston Resorts, Inc. in such joint venture or (ix) Investments set forth in Schedule 4 (but without additional acquisitions thereof except as otherwise permitted hereby).

     "Permitted Liens" shall mean (a) (i) Liens in favor of the Agent on behalf of the Lenders, (ii) Liens for taxes not yet due or Liens for taxes being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established (and as to which the Property subject to any such Lien is not yet subject to foreclosure, sale or loss on account thereof); (iii) Liens in respect of Property imposed by law arising in the ordinary course of business such as materialmen's, mechanics', warehousemen's and other like Liens provided that such Liens secure only amounts not yet due and payable or, if due and payable, are being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established (and as to which the Property subject to any such Lien is not yet subject to foreclosure, sale or loss on account thereof); (iv) pledges or deposits made to secure payment of worker's compensation insurance, unemployment insurance, pensions or social security programs; (v) Liens arising from good faith deposits in connection with or to secure performance of tenders, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations incurred in the ordinary course of business (other than obligations in respect of the payment of borrowed money); (vi) Liens arising from good faith deposits in connection with or to secure performance of statutory obligations and surety and appeal bonds; (vii) easements, rights-of-way, restrictions (including zoning restrictions), minor defects or irregularities in title and other similar charges or encumbrances not, in any material respect, impairing the use of the encumbered Property for its intended purposes; (viii) Liens arising from Uniform Commercial Code financing statements regarding Capital Leases and purchase money Liens securing purchase money indebtedness, in each case to the extent permitted under Section 8.01(d); (ix) Liens on Property of any Person at the time such Person becomes a Subsidiary of the Borrower or any of its Subsidiaries; (x) Liens existing as of the Closing Date and identified in the financial statements referred to in
Section 6.07; (xi) Liens on Property of any Subsidiary of the Borrower and exclusively securing indebtedness of such Subsidiary to the Borrower or any other Subsidiary of the Borrower; (xii) subject to the terms of Section 8.01 and
Section 8.04, Liens on any Property created, assumed or otherwise brought into existence in contemplation of the sale or other disposition of such Property, whether directly or indirectly by way of share disposition or otherwise, provided that after 120 days from the creation of such Lien such Property shall not be owned by the Borrower or any of its Subsidiaries and any indebtedness secured by such Lien shall be without recourse to the Borrower or any of its Subsidiaries; (xiii) Liens deemed to exist in connection with sales of receivables permitted under Section 8.04(b)(iii) (including any related filings of Uniform Commercial Code financing statements), but only to the extent that any such Lien relates to the applicable receivables and related property actually sold pursuant to any such transactions; and (xiv) extensions, renewals or replacements, in whole or in part, of any Lien referred to in the foregoing clauses (i) to (xiii), inclusive, provided that the principal amount of indebtedness secured thereby shall not exceed the principal amount of indebtedness so secured at the time of such extension, renewal or replacement, and that such extension, renewal or replacement shall be limited to all or any part of the same Property that secured the Lien extended, renewed or replaced (plus improvements on such Property); and (b) Liens securing an aggregate amount of indebtedness outstanding at any time that is no greater than 5% of the Consolidated Total Assets less (A) all liabilities and liability items except long-term debt, deferred income taxes and shareholders' equity and (B) all good will, trade names, trademarks, patents, unauthorized debt discount and expenses, and other similar intangibles, all as computed pursuant to GAAP.

     "Permitted Receivables Financings" shall mean one or more receivables financings in an aggregate principal amount not to exceed $50,000,000 at any one time outstanding and involving the sale by the Borrower or any of its Subsidiaries of accounts receivable in true sale transactions (as determined in accordance with GAAP).

     "Person"  shall mean any  individual,  partnership,  joint  venture,  firm,
corporation,   association,  trust  or  other  enterprise  or  any  Governmental
Authority.

     "Plan" shall mean any "single-employer plan" (as defined in Section 4001(a)(15) of ERISA and subject to Title IV of ERISA), which is maintained, or at any time during the five calendar years preceding the date of this Agreement was maintained, for employees of the Borrower or any of its Subsidiaries or any ERISA Affiliate.

     "Prime Rate" shall have the meaning assigned to such term within the definition of "Base Rate".

     "Pro Forma Basis" shall mean, with respect to any transaction, that such transaction shall be deemed to have occurred as of the first day of the four fiscal-quarter period ending as of the most recent Calculation Date preceding the date of such transaction with respect to which the Agent has received the Required Financial Information. As used herein, "transaction" shall mean (i) any incurrence, assumption or retirement of Funded Indebtedness as referred to in
Section  8.01(f),  (ii) any corporate  merger or consolidation as referred to in
Section 8.04(a), (iii) any sale or other disposition of assets as referred to in
Section 8.04(b) or (iv) any acquisition of capital stock or securities or any purchase, lease or other acquisition of Property as referred to in Section 8.04(c). With respect to any transaction of the type described in clause (i) above regarding Funded Indebtedness which has a floating or formula rate, the implied rate of interest for such Funded Indebtedness for the applicable period for purposes of this definition shall be determined by utilizing the rate which is or would be in effect with respect to such Funded Indebtedness as at the relevant date of determination.

     "Property" shall mean any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

     "Regulation D, G, T, U or X" shall mean Regulation D, G, T, U or X, as applicable, of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

     "Required Financial Information" shall mean, with respect to the applicable Calculation Date, (i) the financial statements of the Borrower required to be delivered pursuant to Section 7.01 for the fiscal period or quarter ending as of such Calculation Date, and (ii) the certificate of the chief financial officer, controller or treasurer of the Borrower required by Section 7.01(c) to be delivered with the financial statements described in clause (i) above.

     "Required Lenders" shall mean, at any time, Lenders which are then in compliance with their obligations hereunder (as determined by the Agent) and holding in the aggregate at least 51% of (i) the Commitments to make Revolving Loans or (ii) if the Commitments have been terminated, the outstanding Loans.

     "Revolving Committed Amount" shall have the meaning assigned to such term in Section 2.01(a).

     "Revolving Loans" shall have the meaning assigned to such term in Section 2.01(a).

     "S&P" shall mean Standard & Poors Corporation.

     "Solvent" shall mean, with respect to any Person as of a particular date, that on such date (a) the fair value of the Property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature in their ordinary course and
(e) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person's Property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged or is to engage. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

     "Subsidiary" of any Person shall mean (i) any corporation more than 50% of whose Voting Stock is at the time owned by such Person directly or indirectly through Subsidiaries, and (ii) any partnership, association, joint venture or other entity in which such Person directly or indirectly through Subsidiaries has more than 50% equity interest at any time.

     "Term  Loans"  shall  have the  meaning  assigned  to such term in  Section
2.01(f).

     "Term Loan Amortization Date" shall have the meaning assigned to such term in Section 2.01(f).

     "Term Loan Termination Date" shall have the meaning assigned to such term in Section 2.01(f).

     "Unused  Fee"  shall  have the  meaning  assigned  to such term in  Section
2.04(a).

     "Unused Fee Calculation Period" shall have the meaning assigned to such term in Section 2.04(a).

     "Unused Revolving Committed Amount" shall mean, for any period, the amount by which (i) the then applicable Revolving Committed Amount exceeds (ii) the daily average sum for such period of the outstanding aggregate principal amount of all Loans other than Competitive Loans.

     "Voting Stock" shall mean, with respect to any Person, capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.

     SECTION 1.02. Accounting Terms. Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Lenders hereunder shall be prepared in accordance with GAAP applied on a consistent basis (including, but not limited to, the non-inclusion of footnotes in any unaudited financial statements covering a period of less than a full fiscal year). All calculations made for the purposes of determining compliance with this Agreement shall (except as otherwise expressly provided herein) be made by application of GAAP applied on a basis consistent with those used in the preparation of the latest annual or quarterly financial statements of the applicable Person(s) required to be delivered to the Agent and each Lender pursuant to Section 7.01 (or prior to the delivery of the first financial statements pursuant to Section 7.01 used in the preparation of the audited financial statements of such Person(s) as at September 30, 1995); provided, however, if (i) the Borrower shall have objected to determining such compliance on such basis at the time of delivery of such financial statements or (ii) the Agent or the Required Lenders shall so object in writing within 30 days after delivery of such financial statements, then such calculations shall be made on a basis consistent with those used in the preparation of the latest financial statements as to which no such objection shall have been made (which, if objection is made in respect of the first financial statements delivered pursuant to Section 7.01, shall mean the audited financial statements of the applicable Person(s) dated September 30, 1995).

     The Borrower shall deliver to the Agent and each Lender, at the same time as the delivery of any annual or quarterly financial statement pursuant to
Section 7.01, (i) a description in reasonable detail of any material variation between the application of accounting principles employed in the preparation of such statement and the application of accounting principles employed in the preparation of the most recent preceding annual or quarterly financial statements as to which no objection has been made in accordance with the paragraph above and (ii) reasonable estimates of the difference between such statements arising as a consequence thereof.

     SECTION 1.03. Terms Generally. The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation." All references herein to Articles, Sections and Schedules shall be deemed references to Articles and Sections of, and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP.

                              ARTICLE II. THE LOANS

     SECTION 2.01.  Revolving Loans.

     (a) Revolving Commitment. Subject to and upon the terms and conditions and relying upon the representations and warranties herein set forth, each Lender agrees, severally and not jointly, at any time and from time to time from the Closing Date until the Maturity Date, to make revolving credit loans (each a "Revolving Loan" and, collectively, "Revolving Loans") to the Borrower for the purposes set forth in Section 7.10; provided, however, (i) with regard to each Lender individually, such Lender's pro rata share of outstanding Revolving Loans shall not exceed such Lender's Commitment Percentage of the Revolving Committed Amount, (ii) with regard to the Lenders collectively, the aggregate amount of Revolving Loans outstanding shall not exceed ONE HUNDRED MILLION DOLLARS ($100,000,000), as such maximum amount may be reduced from time to time as provided in Section 2.03 or as otherwise provided herein (such amount, as so reduced from time to time, the "Revolving Committed Amount"), and (iii) in addition to the limitations set forth in the preceding subparagraphs (i) and
(ii), in no event shall the sum of Revolving Loans outstanding plus Competitive Loans outstanding exceed the Revolving Committed Amount. Revolving Loans hereunder may consist of Base Rate Loans or Eurodollar Loans (or a combination thereof) as the Borrower may request, and may be repaid and reborrowed in accordance with the provisions hereof.

     (b)  Advances.

       (i) Notices. Whenever the Borrower desires a Revolving Loan advance hereunder, it shall give an appropriate Notice of Borrowing to the Agent by hand delivery, telex or telecopy not later than 11:00 A.M. (Charlotte, North Carolina time) on the Business Day of the requested advance in the case of Base Rate Loans, and on the third Business Day prior to the requested advance in the case of Eurodollar Loans. Each such Notice of Borrowing shall be irrevocable and shall specify (A) that a Revolving Loan is requested, (B) the date of the requested advance (which shall be a Business Day), (C) the aggregate principal amount of the Revolving Loan requested, and (D) whether the Revolving Loan requested shall consist of Base Rate Loans, Eurodollar Loans or a combination thereof, and if Eurodollar Loans are requested, the Interest Periods with respect thereto. If the Borrower shall fail to specify in any such Notice of Borrowing (i) an applicable Interest Period in the case of a Eurodollar Loan, then such notice shall be deemed to be a request for an Interest Period of one month, or (ii) the type of Revolving Loan requested, then such notice shall be deemed to be a request for a Base Rate Loan hereunder. The Agent shall as promptly as practicable give each Lender notice of each requested Revolving Loan advance, of such Lender's pro rata share thereof and of the other matters covered in the applicable Notice of Borrowing.

       (ii) Minimum Amounts. Each Revolving Loan shall be in an aggregate principal amount that is not less than the lesser of $5,000,000 or the remaining amount available to be borrowed with respect to the Revolving Loans in accordance with the terms of Section 2.01(a). Any Revolving Loan requested in excess of $5,000,000 shall be in an integral multiple of $500,000.

       (iii) Funding of Advances. Each Lender will make its pro rata share of each Revolving Loan available to the Agent by 1:00 P.M. (Charlotte, North Carolina time) on the date specified in the applicable Notice of Borrowing by deposit in dollars of immediately available funds at the offices of the Agent in Charlotte, North Carolina, or at such other address as the Agent may designate in writing, and the Agent shall, by 3:00 p.m. (Charlotte, North Carolina time) on the same day, credit the amount so received to the general deposit account of the Borrower with the Agent. All Revolving Loans shall be made by the Lenders pro rata on the basis of each Lender's Commitment Percentage. No Lender shall be responsible for the failure or delay by any other Lender in its obligation to make Revolving Loans hereunder; provided, however, that the failure of any Lender to fulfill its Commitment hereunder shall not relieve any other Lender of its Commitment hereunder. Unless the Agent shall have been notified by any Lender prior to the date of any Revolving Loan advance that such Lender does not intend to make available to the Agent its portion of the Revolving Loan advance to be made on such date, the Agent may assume that such Lender has made such amount available to the Agent on the date of such Revolving Loan advance, and the Agent, in reliance upon such assumption, may (in its sole discretion without any obligation to do so) make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Agent, the Agent shall be entitled to recover such corresponding amount from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Agent's demand therefor, the Agent will promptly notify the Borrower and the Borrower shall immediately pay such corresponding amount to the Agent. The Agent shall also be entitled to recover from such Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Agent to the Borrower to the date such corresponding amount is recovered by the Agent, at a per annum rate equal to, with respect to the Borrower, the then applicable rate calculated in accordance with Section 2.01(d) and, with respect to such Lender, the Federal Funds Effective Rate.

     (c) Repayment. The Borrower hereby promises to pay to the Lenders the principal amount of all Revolving Loans outstanding hereunder on the Maturity Date.

     (d) Interest. (i) Interest Rates. Subject to the provisions of Section 3.01, Revolving Loans shall bear interest as follows:

               (A) Base Rate Loans. During such periods as Revolving Loans shall consist of Base Rate Loans, at a per annum rate (computed on the basis of the actual number of days elapsed over a year of 365 days) equal to the Base Rate in effect from time to time.

               (B) Eurodollar Loans. During such periods as Revolving Loans shall consist of Eurodollar Loans, at a per annum rate (computed on the basis of the actual number of days elapsed over a year of 360 days) equal to the sum of the Adjusted Eurodollar Rate for the Interest Period in effect for such Eurodollar Loan plus the Applicable Margin in effect from time to time.

     (ii) Payment of Interest. The Borrower hereby promises to pay to the Lenders on each applicable Interest Payment Date (or at such other times as may be specified herein) accrued interest on the Revolving Loans.

     (e) Extension of Maturity Date. The Borrower may, within 60 days prior to the Maturity Date, by notice to the Agent, make written request of the Lenders to extend the Maturity Date for an additional period of 364 days. The Agent will give prompt notice to each of the Lenders of its receipt of any such request for extension of the Maturity Date. Each Lender shall make a determination not later than 30 days prior to the then applicable Maturity Date as to whether or not it will agree to extend the Maturity Date as requested; provided, however, the failure by any Lender to make a timely response to the Borrower's request for extension of the Maturity Date shall be deemed to constitute a refusal by such Lender to extend the Maturity Date. If, in response to a request for an extension of the Maturity Date, one or more Lenders shall fail to agree to the requested extension (the "Disapproving Lenders"), then the Borrower may, at its own expense with the assistance of the Agent, make arrangements in accordance with Section 3.08 for the assignment of the Commitments and Loans of the Disapproving Lenders. In the event that the Bororwer is unable for any reason to arrange for the assignment of the Commitments and Loans of any Disapproving Lender, then the Borrower may not extend the Maturity Date.

     (f) Amortization of Loans Outstanding at the Maturity Date.

     (i) Election to Amortize. The Borrower shall have the option to pay all of the outstanding principal balance of the Revolving Loans outstanding as of the Maturity Date in sixteen (16) equal consecutive quarterly installments on the last day of each March, June, September and December commencing with the first of such dates to occur after the Maturity Date (each such date referred to herein as a "Term Loan Amortization Date" and the last such date referred to herein as the "Term Loan Termination Date"). The Borrower may exercise such option by giving written notice to the Agent at least fifteen (15) days prior to the Maturity Date. If the Agent does not receive such notification within the time period specified in the preceding sentence (and unless such Maturity Date has been extended in accordance with the terms of subsection (e) above), the principal amount of all Revolving Loans shall be due and payable on the Maturity Date. Revolving Loans remaining outstanding after the Maturity Date at the election of the Borrower in accordance with the terms of this subsection (f) shall be referred to collectively as the "Term Loans". The Term Loans may be comprised of Base Rate Loans and Eurodollar Loans as the Borrower may elect in accordance with the provisions hereof, and amounts repaid or prepaid on the Term Loans may not be reborrowed. For purposes of this Agreement, in the event that the Borrower shall elect to amortize the Revolving Loans outstanding as of the Maturity Date in accordance herewith, then on and after the Maturity Date, references herein to the "Revolving Committed Amount" shall mean the aggregate principal amount of the Term Loans as of the Maturity Date less all payments made or required to be made with respect to the Term Loans hereunder, whether scheduled amortization payment, voluntary or optional prepayment, or otherwise.

     (ii) Interest on Term Loans. It is the intention of the parties hereto that the Term Loans bear interest on the same terms as apply to Revolving Loans prior to the Maturity Date.

     SECTION 2.02.  Competitive Loan Subfacility.

     (a) Competitive Loans. Subject to the terms and conditions and relying upon the representations and warranties herein set forth, the Borrower may, from time to time from the Closing Date until the earlier of the Maturity Date or the termination of the Commitments hereunder, request and each Lender may, in its sole discretion, agree to make Competitive Loans to the Borrower; provided, however, (i) the aggregate principal amount of Competitive Loans outstanding shall not at any time exceed the Revolving Committed Amount; and (ii) the sum of Revolving Loans outstanding plus Competitive Loans outstanding shall not at any time exceed the Revolving Committed Amount. Each Competitive Loan shall be comprised entirely of Fixed Rate Loans. Each Competitive Loan shall be not less than $5,000,000 in the aggregate and in integral multiples of $500,000 in excess thereof (or the remaining portion of the Revolving Committed Amount, if less).

     (b) Competitive Bid Requests. The Borrower may solicit Competitive Bids by delivery of a Competitive Bid Request substantially in the form of Schedule 5 to the Agent by 12:00 noon (Charlotte, North Carolina time) on a Business Day not less than three (3) nor more than ten (10) Business Days prior to the date of a requested Competitive Loan advance. A Competitive Bid Request (i) shall specify
(A) the date of the requested Competitive Loan advance (which shall be a Business Day), (B) the amount of the requested Competitive Loan advance and (C) the applicable Interest Periods requested, and (ii) shall be accompanied by payment of the Competitive Bid Request Fee. The Agent shall notify the Lenders of its receipt of a Competitive Bid Request and the contents thereof and invite the Lenders to submit Competitive Bids in response thereto. No more than five
(5) Competitive Bid Requests (e.g., the Borrower may request Competitive Bids for no more than five (5) different Interest Periods at a time) shall be submitted at any one time.

     (c) Competitive Bid Procedure. Each Lender may, in its sole discretion, make one or more Competitive Bids to the Borrower in response to a Competitive Bid Request. Each Competitive Bid must be received by the Agent not later than 10:00 a.m. (Charlotte, North Carolina time) on the proposed date of a Competitive Loan advance; provided, however, that should the Agent, in its capacity as a Lender, desire to submit a Competitive Bid it shall notify the Borrower of its Competitive Bid and the terms thereof not later than 9:30 a.m. (Charlotte, North Carolina time) on the proposed date of a Competitive Loan advance. A Lender may offer to make all or part of the requested Competitive Loan advance and may submit multiple Competitive Bids in response to a Competitive Bid Request. The Competitive Bid shall specify (i) the particular Competitive Bid Request as to which the Competitive Bid is submitted, (ii) the minimum (which shall be not less than $1,000,000 and in integral multiples of $500,000 in excess thereof) and maximum principal amounts of the requested Competitive Loan or Loans as to which such Lender is willing to make, and (iii) the applicable interest rate or rates and Interest Period or Periods therefor. A Competitive Bid submitted by a Lender in accordance with the provisions hereof shall be irrevocable. The Agent shall promptly notify the Borrower of all Competitive Bids made and the terms thereof. The Agent shall send a copy of each of the Competitive Bids to the Borrower for its records as soon as practicable.

     (d) Acceptance of Competitive Bids. The Borrower may, in its sole and absolute discretion, subject only to the provisions of this subsection (d), accept or refuse any Competitive Bid offered to it. To accept a Competitive Bid, the Borrower shall give written notification of its acceptance of any or all such Competitive Bids to the Agent by 11:00 a.m. (Charlotte, North Carolina time) on the proposed date of Competitive Loan advance; provided, however, (i) the failure by the Borrower to give timely notice of its acceptance of a Competitive Bid shall be deemed to be a refusal thereof, (ii) the Borrower may accept Competitive Bids only in ascending order of rates, (iii) the aggregate amount of Competitive Bids accepted by the Borrower shall not exceed the principal amount specified in the Competitive Bid Request, (iv) if the Borrower shall accept a bid or bids made at a particular Competitive Bid Rate, but the amount of such bid or bids shall cause the total amount of bids to be accepted by the Borrower to be in excess of the amount specified in the Competitive Bid Request, then the Borrower shall accept a portion of such bid or bids in an amount equal to the amount specified in the Competitive Bid Request less the amount of all other Competitive Bids accepted with respect to such Competitive Bid Request, which acceptance in the case of multiple bids at such Competitive Bid Rate, shall be made pro rata in accordance with the amount of each such bid at such Competitive Bid Rate, and (v) no bid shall be accepted for a Competitive Loan unless such Competitive Loan is in a minimum principal amount of $1,000,000 and integral multiples of $500,000 in excess thereof, except that where a portion of a Competitive Bid is accepted in accordance with the provisions of subsection (iv) of this Section 2.02, then in a minimum principal amount of $100,000 and integral multiples thereof (but not in any event less than the minimum amount specified in the Competitive Bid), and in calculating the pro rata allocation of acceptances of portions of multiple bids at a particular Competitive Bid Rate pursuant to subsection (iv) of this Section 2.02, the amounts shall be rounded to integral multiples of $100,000 in a manner which shall be in the discretion of the Borrower. A notice of acceptance of a Competitive Bid given by the Borrower in accordance with the provisions hereof shall be irrevocable. The Agent shall, not later than 12:00 noon (Charlotte, North Carolina time) on the proposed date of Competitive Loan advance, notify each bidding Lender whether or not its Competitive Bid has been accepted (and if so, in what amount and at what Competitive Bid Rate), and each successful bidder will thereupon become bound, subject to the other applicable conditions hereof, to make the Competitive Loan in respect of which its bid has been accepted.

     (e) Funding of Competitive Loans. Each Lender which is to make a Competitive Loan shall make its Competitive Loan advance available to the Agent by 2:00 P.M. (Charlotte, North Carolina time) on the date specified in the Competitive Bid Request by deposit in dollars of immediately available funds at the office of the Agent in Charlotte, North Carolina, or at such other address as the Agent may designate in writing. The Agent shall, by 3:00 p.m. (Charlotte, North Carolina time) on the same day, credit the amount so received to the general deposit account of the Borrower with the Agent.

     (f) Repayment of Competitive Loans. The Borrower hereby promises to pay to each Competitive Loan Lender the principal amount of the Competitive Loans of such Lender on the last day of the Interest Period applicable thereto; provided, however, unless the Borrower shall give notice to the Agent otherwise, the Borrower, subject to the provisions of Section 5.02, shall be deemed to have requested a Revolving Loan comprised solely of Base Rate Loans in the amount of a maturing Competitive Loan, the proceeds of which will be used to repay such Competitive Loan.

     (g) Interest. (i) Interest Rates. Subject to the provisions of Section 3.01, each Competitive Loan shall bear interest at the Competitive Bid Rate applicable thereto.

     (ii) Payment of Interest. The Borrower hereby promises to pay to each Competitive Loan Lender on each applicable Interest Payment Date (or at such other times as may be specified herein) accrued interest on the Competitive Loans made by such Lender.

     SECTION 2.03. Termination and Reduction of Commitments. The Borrower may from time to time permanently reduce or terminate the aggregate Revolving Committed Amount in whole or in part (in minimum aggregate amounts of the lesser of $5,000,000 or the full remaining amount of the Revolving Committed Amount) upon three Business Days' prior written notice to the Agent; provided, however, no such termination or reduction shall be made which would reduce the Revolving Committed Amount to an amount less than the sum of Revolving Loans outstanding plus Competitive Loans outstanding. The Commitments of the Lenders to make, extend or convert Revolving Loans shall automatically terminate on the Maturity Date. The Agent shall promptly notify each of the Lenders of receipt by the Agent of any notice from the Borrower pursuant to this Section 2.03.

     SECTION 2.04.  Fees.

     (a) Unused Fee. In consideration of the Revolving Committed Amount made available by the Lenders hereunder, the Borrower agrees to pay to the Agent for the account of the Lenders a fee (the "Unused Fee") computed at a per annum rate for each day during the applicable Unused Fee Calculation Period (hereinafter defined) equal to the Applicable Margin for the Unused Fee on the Unused Revolving Committed Amount. The accrued Unused Fee shall be due and payable in arrears on the fifteenth (15th) day of each January, April, July and October (and on the Maturity Date and on any date that the Revolving Committed Amount is reduced as provided in Section 2.03 or as otherwise provided herein) for the immediately preceding fiscal quarter (or portion thereof) (each such fiscal quarter or portion thereof for which the Unused Fee is payable hereunder being herein referred to as an "Unused Fee Calculation Period"), beginning with the first of such dates to occur after the Closing Date.

     (b) Agent's Fee. The Borrower agrees to pay to the Agent, for its own account or for the account of NationsBanc Capital Markets, Inc., as applicable, the structuring, administrative and other fees referred to in the Agent's Fee Letter (the "Agent's Fees").

     (c) Competitive Bid Request Fee. The Borrower shall pay to the Agent for its own account, a fee of $1,000 (the "Competitive Bid Request Fee") for each Competitive Bid Request, such fee to be payable concurrently with delivery of such Competitive Bid Request (whether or not any Competitive Bid is offered by a Lender, accepted by the Borrower or extended by the offering Lender pursuant thereto).

               ARTICLE III. ADDITIONAL PROVISIONS REGARDING LOANS

     SECTION  3.01.   Default  Rate.  Upon  the   occurrence,   and  during  the
continuance, of an Event of Default, the principal of and, to the extent permitted by law, interest on the Loans and any other amounts owing hereunder or under the other Credit Documents shall bear interest, payable on demand, at a per annum rate 2% greater than the rate which would otherwise be applicable.

     SECTION 3.02.  Prepayments.

     (a) Revolving Loans. The Borrower shall have the right to prepay Revolving Loans in whole or in part from time to time without premium or penalty;
provided, however, that (A) each such partial prepayment shall be a minimum principal amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof and (B) no Eurodollar Loan may be prepaid prior to the last day of the Interest Period applicable thereto unless accompanied by payment of amounts specified in Section 3.07. Amounts prepaid on the Revolving Loans may be reborrowed in accordance with the provisions hereof.

     (b) Competitive Loans. Competitive Loans may not be prepaid unless accompanied by payment of amounts specified in Section 3.07.

     (c) Term Loans. The Borrower shall have the right to prepay Term Loans in whole or in part from time to time without premium or penalty; provided, however, that (A) each such partial prepayment shall be a minimum principal amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof and
(B) no Eurodollar Loan may be prepaid prior to the last day of the Interest Period applicable thereto unless accompanied by payment of amounts specified in
Section 3.07. Amounts prepaid on the Term Loans may not be reborrowed.

     (d) Application. Amounts prepaid hereunder shall be applied to the Revolving Loans and the Competitive Loans as the Borrower may elect, provided that, if the Borrower shall fail to specify its application, prepayments shall be applied first to Revolving Loans (and with respect to Base Rate Loans and Eurodollar Loans comprising such Loans, first to Base Rate Loans and then to Eurodollar Loans in direct order of Interest Period maturities) and then to the Competitive Loans (in direct order of Interest Period maturities); provided further that, during the Term Loan Amortization Period, amounts prepaid hereunder shall be applied ratably to the remaining principal installments of the Term Loans (and with respect to Base Rate Loans and Eurodollar Loans comprising such Loans, first to Base Rate Loans and then to Eurodollar Loans in direct order of interest period maturities).

     (e) General. All prepayments of Loans shall be subject to Section 3.07 but otherwise without premium or penalty and shall be accompanied by accrued interest on the principal amount being prepaid to the date of prepayment and all other amounts due and payable hereunder with respect to such Loans.

     SECTION 3.03. Extension and Conversion. The Borrower shall have the option, on any Business Day, to extend existing Revolving Loans into a subsequent Interest Period or to convert Revolving Loans into Revolving Loans of another type; provided, however, that (i) except as provided in Section 3.06, Eurodollar Loans may be converted into Base Rate Loans only on the last day of the Interest Period applicable thereto, (ii) Eurodollar Loans may be extended, and Base Rate Loans may be converted into Eurodollar Loans, only if no Default or Event of Default is in existence on the date of extension or conversion, (iii) Revolving Loans extended as, or converted into, Eurodollar Loans shall be in such minimum amounts as provided in Section 2.01(b) and (iv) any request for extension or conversion of a Eurodollar Loan which shall fail to specify an Interest Period shall be deemed to be a request for an Interest Period of one month. Competitive Loans may not be converted or extended pursuant to this Section 3.03. Each such extension or conversion shall be effected by the Borrower by giving a Notice of Extension/Conversion (or telephone notice promptly confirmed in writing) to the Agent prior to 11:00 A.M. (Charlotte, North Carolina time) on the Business Day of, in the case of the conversion of a Eurodollar Loan into a Base Rate Loan and on the third Business Day prior to, in the case of the extension of a Eurodollar Loan as, or conversion of a Base Rate Loan into, a Eurodollar Loan, the date of the proposed extension or conversion, specifying the date of the proposed extension or conversion, the Revolving Loans to be so extended or converted, the types of Loans into which such Revolving Loans are to be converted and, if appropriate, the applicable Interest Periods with respect thereto. Each request for extension or conversion shall constitute a representation and warranty by the Borrower of the matters specified in Section 5.02(b), (c) and (d). In the event the Borrower fails to request extension or conversion of any Eurodollar Loan in accordance with this Section, or any such conversion or extension is not permitted or required by this Section, then such Loans shall be automatically converted into Base Rate Loans at the end of their Interest Period. The Agent shall give each Lender notice as promptly as practicable of any such proposed extension or conversion affecting any Revolving Loan.

     SECTION 3.04. Alternate Rate of Interest. In the event, and on each occasion, that on the day two Business Days prior to the commencement of any Interest Period for a Eurodollar Loan (i) the Agent shall have determined in good faith that dollar deposits in the principal amounts of such Eurodollar Loan are not generally available in the London interbank market, (ii) the Agent shall have determined in good faith that reasonable means do not exist for ascertaining the Adjusted Eurodollar Rate or (iii) any Lender shall have notified the Agent that such Lender shall have determined in good faith that, with respect to any requested Eurodollar Loan for an Interest Period of one (1) week, dollar deposits in the principal amount of such Lender's Eurodollar Loan are not available to such Lender in the London interbank market, the Agent shall, as soon as practicable thereafter, give telex or telecopy notice of such determination to the Borrower and the Lenders. In the event of any such determination under clause (i) or (ii) above, until the Agent shall have advised the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (A) any request by the Borrower pursuant to Section 2.01(b) for a Eurodollar Loan shall be deemed to be a request for a Base Rate Loan and (B) any request by the Borrower pursuant to Section 3.03 for conversion into or extension of a Eurodollar Loan shall be deemed to be a request for conversion into or extension of a Base Rate Loan. In the event of any such determination under clause (iii) above, until the Agent shall have advised the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist,
(A) any request by the Borrower pursuant to Section 2.01(b) for a Eurodollar Loan having an Interest Period of one (1) week shall be deemed to be a request for a Base Rate Loan and (B) any request by the Borrower pursuant to Section
3.03 for conversion into or extension of a Eurodollar Loan having an Interest Period of one (1) week shall be deemed to be a request for conversion into or extension of a Base Rate Loan. Each determination hereunder by the Agent or any Lender, as applicable, shall be in good faith and shall be conclusive absent manifest error.

     SECTION 3.05. Reserve Requirements; Change in Circumstances. (a) Notwithstanding any other provision herein, if after the date of this Agreement any change in applicable law or regulation or in the interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof (whether or not having the force of law) shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of or credit extended by such Lender, or shall impose on such Lender or the London interbank market any other condition affecting this Agreement, such Lender's Commitment or any Loan made by such Lender, and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining such Loan or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise) by an amount deemed by such Lender to be material, then the Borrower will pay to such Lender in accordance with paragraph (c) below upon demand such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

     (b) If any Lender shall have determined that after the date of this Agreement the applicability of any law, rule, regulation or guideline adopted pursuant to or arising out of the July 1988 report of the Basle Committee on Banking Regulations and Supervisory Practices entitled "International Convergence of Capital Measurement and Capital Standards," or the adoption after the date hereof of any other law, rule, regulation or guideline regarding capital adequacy, or any change in any of the foregoing or in the interpretation or administration of any of the foregoing by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or any lending office of such Lender) or any Lender's holding company with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender's capital or on the capital of such Lender's holding company, if any, as a consequence of this Agreement, such Lender's Commitment or any Loan made by such Lender pursuant hereto to a level below that which such Lender or such Lender's holding company could have achieved but for such adoption, change or compliance (taking into consideration such Lender's policies and the policies of such Lender's holding company with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time the Borrower shall pay to such Lender in accordance with paragraph (c) below such additional amount or amounts as will compensate such Lender or such Lender's holding company for any such reduction suffered.

     (c) A certificate signed by a duly authorized officer of a Lender setting forth such amount or amounts (including computation of such amount or amounts) as shall be necessary to compensate such Lender or its holding company as specified in paragraph (a) above, as the case may be, shall be delivered to the Borrower and the Agent, and the Borrower shall pay to such Lender, within 30 Business Days after receipt by the Borrower of such certificate delivered by the Lender, the amount shown as due on any such certificate.

     (d) Notwithstanding the foregoing, if any Lender fails to notify the Borrower of any event that will entitle such Lender to compensation pursuant to paragraph (a) above, as the case may be, within 90 days after such Lender becomes aware of such event, then such Lender shall not be entitled to any compensation from the Borrower for any increased costs or reduction in amounts received or receivable or reduction in return on capital arising prior to the date that is 90 days before the date on which such Lender notifies the Borrower of such event. The protection of this Section shall be available to each Lender regardless of any possible contention of the invalidity or inapplicability of the law, rule, regulation, guideline or other change or condition which shall have occurred or been imposed. Each determination by a Lender under this Section
3.05 shall be in good faith and shall be conclusive absent manifest error.

     SECTION 3.06. Change in Legality. (a) Notwithstanding any other provision herein, if any change in any law or regulation or in the interpretation thereof by any Governmental Authority charged with the administration or interpretation thereof shall make it unlawful for any Lender to make or maintain any Eurodollar Loan or to give effect to its obligations as contemplated hereby with respect to any Eurodollar Loan, then, by 30 days' (or such shorter period as shall be required in order to comply with applicable law) written notice to the Borrower and to the Agent, such Lender may:

             (i)declare that Eurodollar Loans, and conversions into or extensions of Eurodollar Loans, will not thereafter be made by such Lender hereunder, whereupon any request by the Borrower for, or for conversion into or extension of, a Eurodollar Loan shall, as to such Lender only, be deemed a request for, or for conversion into or extension of, a Base Rate Loan, unless such declaration shall be subsequently withdrawn; and

            (ii)require that all outstanding Eurodollar Loans made by it be converted to Base Rate Loans, in which event all such Eurodollar Loans shall be automatically converted to Base Rate Loans as of the effective date of such notice as provided in paragraph (b) below.

In the event any Lender shall exercise its rights under (i) or (ii) above, all payments and prepayments of principal which would otherwise have been applied to repay the Eurodollar Loans that would have been made by such Lender or the converted Eurodollar Loans of such Lender shall instead be applied to repay the Base Rate Loans made by such Lender in lieu of, or resulting from the conversion of, such Eurodollar Loans.

     (b) For purposes of this Section 3.06, a notice to the Borrower by any Lender shall be effective as to each Eurodollar Loan, if lawful, on the last day of the Interest Period currently applicable to such Eurodollar Loan; in all other cases such notice shall be effective on the date of receipt by the Borrower. Each determination by a Lender under this Section 3.06 shall be in good faith and shall be conclusive absent manifest error.

     SECTION 3.07. Indemnity. The Borrower shall indemnify each Lender against any loss, cost or expense which such Lender may sustain or incur as a consequence of (a) any failure by the Borrower to borrow or to refinance, convert or extend any Loan hereunder after notice of such borrowing, refinancing, conversion or extension has been given pursuant to Section 2.01, 2.02, 2.03 or 3.03, or (b) any payment, prepayment or conversion by the Borrower of a Eurodollar Loan or a Competitive Loan required by any other provision of this Agreement or otherwise made or deemed made on a date other than the last day of the Interest Period, if any, applicable thereto. In the case of any such event, the Borrower shall, upon demand by such Lender (with a copy of such demand to the Agent), pay to such Lender any amounts required to compensate such Lender for any reasonable loss, cost or expense which such Lender may incur as a result of such action or inaction by the Borrower, including without limitation any reasonable loss, cost or expense incurred by reason, of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Loan or proposed Loan. Each determination by a Lender under this
Section 3.07 shall be in good faith and shall be conclusive absent manifest error.

     SECTION 3.08. Mandatory Assignment; Commitment Termination. In the event any Lender either (i) delivers to the Agent or the Borrower, as appropriate, a certificate in accordance with Section 3.05(c) or a notice in accordance with
Section 3.06 or (ii) becomes a Disapproving Lender, then, provided that no Default or Event of Default has occurred and is continuing at such time, the Borrower may, at its own expense (such expense to include any transfer fee payable to the Agent under Section 11.04(b)), and in its sole discretion (a) require such Lender to transfer and assign in whole or in part, without recourse (in accordance with and subject to the terms and conditions of Section
11.04(b)), all or part of its interests, rights and obligations under this Agreement to an assignee which shall assume such assigned obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) such assignment shall not conflict with any law, rule or regulation or order of any court or other Governmental Authority and (ii) the Borrower or such assignee shall have paid to the assigning Lender in immediately available funds the principal of and interest accrued to the date of such payment on the Loans made by it hereunder and all other amounts owed to it hereunder or (b) terminate the Commitment of such Lender and prepay all outstanding Loans of such Lender; provided that (i) such termination of the Commitment of such Lender and prepayment of Loans does not conflict with any law, rule or regulation or order of any court or other Governmental Authority and (ii) the Borrower shall have paid to such Lender in immediately available funds the principal of and interest accrued to the date of such payment on the Loans made by it hereunder and all other amounts owed to it hereunder.


  ARTICLE IV. PAYMENTS; PRO RATA TREATMENT; COMPUTATIONS; U.S. TAXES; EVIDENCE OF LOANS

     SECTION 4.01. Payments and Computations. Except as otherwise specifically provided herein, all payments hereunder shall be made to the Agent in dollars in immediately available funds, without offset, deduction or withholding of any kind, at its offices at NationsBank Corporate Center, Charlotte, North Carolina not later than 2:00 p.m. (Charlotte, North Carolina time) on the date when due. The Agent may (but shall not be obligated to) debit the amount of any such payment which is not made by such time to any ordinary deposit account of the Borrower maintained with the Agent (with notice to the Borrower). The Borrower shall, at the time it makes any payment under this Agreement, specify to the Agent the Loans, Fees or other amounts payable by the Borrower hereunder to which such payment is to be applied (and in the event that it fails so to specify, or if such application would be inconsistent with the terms hereof, the Agent shall distribute such payment to the Lenders in such manner as the Agent may determine to be appropriate in respect of obligations owing by the Borrower hereunder, subject to the terms of Section 4.02). The Agent will thereafter cause to be distributed promptly on the same day like funds relating to the payment of principal or interest or Fees ratably to the Lenders entitled to receive such payments in accordance with the terms of this Agreement. Whenever any payment hereunder shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day (subject to accrual of interest and Fees for the period of such extension), except that in the case of Eurodollar Loans, if the extension would cause the payment to be made in the next following calendar month, then such payment shall instead be made on the next preceding Business Day. Except as expressly provided otherwise herein, all computations of interest and fees shall be made on the basis of actual number of days elapsed over a year of 360 days. Interest shall accrue from and include the date of advance, but exclude the date of payment.

     SECTION 4.02. Pro Rata Treatment. Except to the extent otherwise provided herein, each Revolving Loan, each payment or prepayment of principal of any Revolving Loan, each payment of interest on the Revolving Loans, each payment of Unused Fees, each reduction of the Revolving Committed Amount and each conversion or extension of any Revolving Loan, shall be allocated pro rata among the Lenders in accordance with their respective Commitment Percentages. With respect to Competitive Loans, if the Borrower fails to specify the particular Competitive Loan or Loans as to which any payment or other amount should be applied and it is not otherwise clear as to the particular Competitive Loan or Loans to which such payment or other amounts relate, or any such payment or other amount is to be applied to Competitive Loans without regard to any such direction by the Borrower, then each payment or prepayment of principal on Competitive Loans and each payment of interest or other amount on or in respect of Competitive Loans, shall be allocated pro rata among the relevant Competitive Loan Lenders in accordance with the then outstanding amounts of their respective Competitive Loans.

     SECTION 4.03. Sharing of Payments. The Lenders agree among themselves that, in the event that any Lender shall obtain payment in respect of any Loan or other obligation owing to such Lender under this Agreement through the exercise of a right of set-off, banker's lien, counterclaim or otherwise in excess of its pro rata share as provided for in this Agreement, such Lender shall promptly purchase from the other Lenders a participation in such Loans and other obligations in such amounts, and make such other adjustments from time to time, as shall be equitable to the end that all Lenders share such payment in accordance with their respective ratable shares as provided for in this Agreement. The Lenders further agree among themselves that if payment to a Lender obtained by such Lender through the exercise of a right of set-off, banker's lien, counterclaim or otherwise as aforesaid shall be rescinded or must otherwise be restored, each Lender which shall have shared the benefit of such payment shall, by repurchase of a participation theretofore sold, return its share of that benefit (together with its share of any accrued interest payable with respect thereto) to each Lender whose payment shall have been rescinded or otherwise restored. The Borrower agrees that any Lender so purchasing such a participation may, to the fullest extent permitted by law, exercise all rights of payment, including set-off, banker's lien or counterclaim, with respect to such participation as fully as if such Lender were a holder of such Loan or other obligation in the amount of such participation. Except as otherwise expressly provided in this Agreement, if any Lender or the Agent shall fail to remit to the Agent or any other Lender an amount payable by such Lender or the Agent to the Agent or such other Lender pursuant to this Agreement on the date when such amount is due, such payments shall be made together with interest thereon for each date from the date such amount is due until the date such amount is paid to the Agent or such other Lender at a rate per annum equal to the Federal Funds Effective Rate.

     SECTION 4.04. U.S. Taxes. (a) The Borrower agrees to pay to each Lender that is not a U.S. Person (a "Foreign Lender") such additional amounts as are necessary in order that the net payment of any amount due to such Foreign Lender hereunder after deduction for or withholding in respect of any U.S. Taxes imposed with respect to such payment (or in lieu thereof, payment of such U.S. Taxes by such Foreign Lender), will not be less than the amount stated herein to be then due and payable, provided that the foregoing obligation to pay such additional amounts shall not apply:

               (i)to any payment to any Foreign Lender hereunder unless such Foreign Lender is, on the date hereof (or on the date it becomes a Lender as provided in Section 11.04(b)) and on the date of any change in the applicable lending office of such Foreign Lender, either entitled to submit a Form 1001 (relating to such Foreign Lender and entitling it to a complete exemption from withholding on all interest to be received by it hereunder in respect of the Loans) or Form 4224 (relating to all interest to be received by such Foreign Lender hereunder in respect of the Loans); and any Foreign Lender that is, on the date hereof (or on the date that it becomes a Lender as provided in Section 11.04(b)) and on the date of any change in its applicable lending office, entitled to submit a Form 1001 or a Form 4224 will submit such Form in duplicate to the Borrower, with a copy to the Agent at such time; or

               (ii)to any U.S. Tax imposed solely by reason of the failure by such Foreign Lender to comply with applicable certification, information, documentation or other reporting requirements concerning the nationality, residence, identity, or connections with the United States of America of such Foreign Lender if such compliance is required by statute or regulation of the United States of America as a precondition to relief or exemption from such U.S. Taxes.

For the purposes of this Section 4.04(a), (w) "Form 1001" shall mean Form 1001 (Ownership, Exemption, or Reduced Rate Certificate) of the Department of the Treasury of the United States of America, (x) "Form 4224" shall mean Form 4224 (Exemption from Withholding of Tax on Income Effectively Connected with the Conduct of a Trade or Business in the United States) of the Department of the Treasury of the United States of America (or in relation to either such Form such successor and related forms as may from time to time be adopted by the relevant taxing authorities of the United States of America to document a claim to which such Form relates), (y) "U.S. Person" shall mean a citizen, national or resident of the United States of America, a corporation, partnership or other entity created or organized in or under any laws of the United States of America, or any estate or trust that is subject to Federal income taxation regardless of the source of its income and (z) "U.S. Taxes" shall mean any present or future tax, assessment or other charge or levy imposed by or on behalf of the United States of America or any taxing authority thereof or herein.

     (b) Within thirty (30) days after paying any amount to the Agent or any Foreign Lender from which it is required by law to make any deduction or withholding, and within thirty (30) days after it is required by law to remit such deduction or withholding to any relevant taxing or other authority, the Borrower shall deliver to the Agent for delivery to such Foreign Lender evidence satisfactory to such Foreign Lender of such deduction, withholding or payment (as the case may be).

     SECTION 4.05. Evidence of Loans. (a) Each Lender shall maintain an account or accounts evidencing each Loan made by such Lender to the Borrower from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement. Each Lender will make reasonable efforts to maintain the accuracy of its account or accounts and to promptly update its account or accounts from time to time, as necessary.

     (b) The Agent shall maintain a register and a subaccount for each Lender, in which register and subaccounts (taken together) shall be recorded (i) the amount, type and Interest Period of each Loan hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable to each Lender hereunder and (iii) the amount of any sum received by the Agent hereunder from or for the account of the Borrower and each Lender's share thereof. The Agent will make reasonable efforts to maintain the accuracy of the subaccounts referred to in the preceding sentence and to promptly update such subaccounts from time to time, as necessary.

     (c) The entries made in the accounts, register and subaccounts maintained pursuant to paragraphs (a) and (b) of this Section 4.05 shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Agent to maintain any such account, such register or such subaccount, as applicable, or any error therein, shall not in any manner affect the obligation of the Borrower to repay the Loans made by such Lender in accordance with the terms hereof.


                         ARTICLE V. CONDITIONS PRECEDENT

     SECTION 5.01. Conditions to Initial Loans. The obligation of each Lender to make its initial Loans is subject to the satisfaction of the following conditions on or prior to the Closing Date:

               (a) The Agent shall have received counterparts hereof signed by each of the parties hereto (or, in the case of any party as to which an executed counterpart shall not have been received, the Agent shall have received in form satisfactory to it telegraphic, facsimile, telex or other written confirmation from such party of execution of a counterpart hereof by such party);

               (b)There  shall not have occurred  since  September 30, 1995, any
     material  adverse  change  with  respect  to  the  consolidated   financial
     condition of the Borrower except as otherwise disclosed on Schedule 9;

               (c) There shall not exist any action, suit or proceeding, pending or threatened, in which there is a reasonable possibility of an adverse decision, which would materially adversely affect the ability of the Borrower to perform its obligations under the Credit Documents or the ability of the Lenders to exercise their rights thereunder;

               (d)The Agent and each Lender shall have received a legal opinion of R. W. Lockwood, Esq., General Counsel of the Borrower, dated as of the Closing Date and substantially in the form of Schedule 6;

               (e) The Agent and each Lender shall have received a legal opinion of Moore & Van Allen, PLLC, counsel to the Agent, dated as of the Closing Date and substantially in the form of Schedule 7;

               (f) The Agent shall have received all documents it may reasonably request relating to the existence of the Borrower, the corporate authority for and the validity of each of the Credit Documents, and any other matters relevant hereto, all in form and substance reasonably satisfactory to the Agent;

               (g) The representations and warranties set forth in Article VI shall be true and correct in all material respects as of the Closing Date;

               (h) No Default or Event of Default shall exist and be continuing either prior to or after giving effect thereto;

               (i) The Agent shall have received satisfactory evidence that Guaranties with respect to those 8-3/4% Notes due September 15, 2004 issued by the Borrower shall, contemporaneously with the termination of the Existing Credit Agreement in accordance with the terms of Section 11.03, be of no further force or effect; and

               (j)  The  Agent  shall  have  received   such  other   documents,
     agreements or information which may be reasonably requested by the Agent.

     SECTION 5.02. Each Loan. The obligation of each Lender to make, convert or extend any Loan is subject to satisfaction of the following conditions in addition to satisfaction on the Closing Date of the conditions set forth in
Section 5.01:

             (a) (i) In the case of any Revolving Loan, the Agent shall have received an appropriate Notice of Borrowing or Notice of Extension/Conversion; (ii) in the case of any Competitive Loan, the applicable Competitive Loan Lender shall have received an appropriate notice of acceptance of its related Competitive Bid; and (iii) in the case of any Term Loan, the Agent shall have received notice pursuant to the terms of Section 2.01(f)(i);

              (b) The representations and warranties set forth in Article VI shall be true and correct in all material respects as of such date (except for those which expressly relate to an earlier date);

         (c) There shall not have been commenced against the Borrower an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or any case, proceeding or other action for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Borrower or for any substantial part of its Property or for the winding up or liquidation of its affairs, and such involuntary case or other case, proceeding or other action shall remain undismissed, undischarged or unbonded; and

         (d) No Default or Event of Default shall exist and be continuing either prior to or after giving effect thereto.

The delivery of each Notice of Borrowing and each Notice of Extension/Conversion, each request for a Competitive Bid pursuant to a Competitive Bid Request shall constitute a representation and warranty by the Borrower of the correctness of the matters specified in subsections (b), (c) and
(d) above.


                   ARTICLE VI. REPRESENTATIONS AND WARRANTIES

     The Borrower hereby represents and warrants to each Lender that:

     SECTION 6.01. Corporate Organization and Validity. (a) The Borrower and each of its Material Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. Each of the Borrower and its Material Subsidiaries is duly qualified, is validly existing and in good standing and has lawful power and authority to engage in the business it conducts in each jurisdiction where it conducts its business, except where the failure to so qualify, exist, be in good standing or have power and authority to conduct such business would not have a Material Adverse Effect.

     (b) The execution, delivery and performance of the Credit Documents will not violate any law, government rule or regulation, any judgment, injunction, order or decree binding upon the Borrower or the charter, minutes or bylaw provisions of the Borrower or violate or result in a default (immediately or with the passage of time or upon the giving of notice or both) under any contract, agreement, or instrument to which any of the Borrower or its Material Subsidiaries is a party, or by which it is bound. Neither the Borrower nor any of its Material Subsidiaries is in violation of any terms of any agreement, instrument, judgment, injunction, order or decree to which it is a party or by which it may be bound or of its charter, minutes or its bylaws, which violation could have a Material Adverse Effect.

     (c) The Borrower has all requisite corporate power and authority to enter into and perform the Credit Documents and to incur the obligations herein and therein provided for, and has taken all proper and necessary corporate action to authorize the execution, delivery and performance of the Credit Documents.

     (d) Each Credit Document has been duly executed and delivered and is a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms (subject to bankruptcy, insolvency, moratorium or other laws and equitable principles relating to or affecting creditors' rights generally).

     SECTION 6.02. Pending Litigation. There have been no judgments issued against and there are no judicial, administrative or arbitration orders, awards or proceedings pending, or to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries in any court or before any governmental authority or arbitration board or tribunal which may have a Material Adverse Effect, except as shown on Schedule 8. Neither the Borrower nor any of its Subsidiaries is in default with respect to any order of any court, governmental authority, regulatory agency or arbitration board or tribunal, which default would have a Material Adverse Effect.

     SECTION 6.03. Title to Properties. Each of the Borrower and its Subsidiaries has good and marketable title (or its equivalent under applicable law) to all the Property it purports to own which is material to the operation of its business, free from Liens and the claims of any third party, except for Permitted Liens.

     SECTION 6.04. Patents and Trademarks. Each of the Borrower and its Subsidiaries owns or has the right to use all of the material patents, patent applications, trademarks, trademark registrations, trademark applications, service marks, service mark registrations, service mark applications, trade names, trade name registrations, trade name applications, copyrights, copyright registrations, copyright applications, franchises, licenses and rights with respect to the foregoing necessary for the present conduct of its business, without any known conflict with the rights of others, excluding conflicts that are not reasonably expected to have a material adverse effect on the consolidated financial condition of the Borrower.

     SECTION 6.05. Governmental Consent. No consent, approval or authorization of, or filing, registration or qualification with, any Governmental Authority on the part of the Borrower is required in conjunction with the execution, delivery or performance of the Credit Documents.

     SECTION 6.06. Taxes. All tax returns required to be filed by the Borrower or any of its Subsidiaries in any jurisdiction have in fact been filed, and all taxes, assessments, fees and other governmental charges upon any such member, or upon any of its Property, income or franchises, which are due and payable have been paid, except for those taxes being contested in good faith with due diligence by appropriate proceedings for which appropriate reserves have been maintained under GAAP. The Borrower is not aware of any proposed tax assessments against it or any of its Subsidiaries, the payment of which could reasonably be expected to have a material adverse effect on the consolidated financial condition of the Borrower.

     SECTION 6.07. Financial Statements. The consolidated balance sheet of the Borrower and its Subsidiaries at September 30, 1995, and the related statements of earnings and retained earnings for each of the three fiscal year periods then ended, all accompanied by unqualified reports thereon from Price Waterhouse (complete copies of which have been delivered to each of the Lenders), have been prepared in accordance with GAAP and present fairly in all material respects the consolidated financial condition of the Borrower and its Subsidiaries as of such date and the results of the consolidated operations of the Borrower and its Subsidiaries for each such period. The unaudited consolidated and consolidating balance sheets of the Borrower and its Subsidiaries at December 31, 1995, and the related statements of earnings and retained earnings for the nine months then ended (complete copies of all of which have been delivered to each of the Lenders), have been prepared in accordance with GAAP and present fairly in all material respects the consolidated and consolidating financial condition of the Borrower and its Subsidiaries as of such date and the result of its consolidated and consolidating operations for such period, subject to changes resulting from normal year-end audit adjustments. Except as otherwise permitted by Section 8.09, the fiscal year of the Borrower and each of its Subsidiaries ends on September 30. As of the Closing Date, there has been no material adverse change since September 30, 1995, with respect to the consolidated financial condition of the Borrower except as otherwise disclosed on Schedule 9.

     SECTION 6.08. Full Disclosure. None of the financial statements referred to in Section 6.07 contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein or herein not misleading.

     SECTION 6.09. Funded Indebtedness. Neither the Borrower nor any of its Subsidiaries has any Funded Indebtedness except (i) as disclosed in the financial statements referenced in Section 6.07 or (ii) as permitted by
Section 8.01.

     SECTION 6.10. Affiliates and Subsidiaries. (a) Set forth in Schedule 10 is a complete and accurate list as of the Closing Date of all Affiliates of the Borrower or any of its Subsidiaries.

     (b) Set forth in Schedule 11 is a complete and accurate list as of the Closing Date of all direct and indirect Subsidiaries of the Borrower.

     SECTION 6.11. Governmental Regulations, Etc.. (a) The use of the Loans or the proceeds thereof by the Borrower, will not directly or indirectly violate or result in a violation of the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or regulations issued pursuant thereto, or Regulation U, G, T or X. The Borrower does not own or intend to carry or purchase any "margin security" within the meaning of said Regulations.

     (b) Neither the Borrower nor any of its Subsidiaries is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Investment Company Act of 1940 or the Interstate Commerce Act, each as amended. In addition, neither the Borrower nor any of its Subsidiaries is (i) an "investment company" registered or required to be registered under the Investment Company Act of 1940, as amended, and is not controlled by such a company, or (ii) a "holding company", or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary" of a "holding company", within the meaning of the Public Utility Holding Company Act of 1935, as amended.

     (c) No director, executive officer or principal shareholder of the Borrower is a director, executive officer or principal shareholder of any Lender, except for W. P. Stiritz, who is a director of The Boatman's National Bank. For the purposes hereof the terms "director", "executive officer" and "principal shareholder" (when used with reference to any Lender) have the respective meanings assigned thereto in Regulation O issued by the Board of Governors of the Federal Reserve System.

     (d) Each of the Borrower and its Subsidiaries has obtained all material licenses, permits, franchises or other governmental authorizations necessary to the ownership of its respective Property and to the conduct of its business, the absence of which would likely have a material adverse effect on the consolidated financial condition of the Borrower.

     (e) Neither the Borrower nor any of its Subsidiaries is in material violation of any applicable statute, regulation or ordinance of the United States of America, or of any state, city, town, municipality, county or any other jurisdiction, or of any agency thereof (including without limitation, environmental laws and regulations).

     (f) Each of the Borrower and its Subsidiaries is current with all reports and documents, if any, required to be filed with any state or federal securities commission or similar agency and is in full compliance in all material respects with all applicable rules and regulations of such commissions.

     SECTION 6.12. Environmental Matters. The Borrower has no knowledge after reasonable inquiry, except as disclosed on Schedule 12, of any spills, releases, discharges or disposals of Hazardous Substances (as defined herein) by the Borrower, any of its Subsidiaries or any third party that have occurred or are currently occurring on any of the real property on which the Borrower or any of its Subsidiaries conducts its business in a quantity in excess of the current reportable quantity established pursuant to any applicable environmental statute, rule or regulation of any Governmental Authority currently in effect that could result in any liability of the Borrower or any of its Subsidiaries under such law and that could reasonably be expected to have a material adverse effect on the consolidated financial condition of the Borrower. As used herein, the term "Hazardous Substances" with respect to a real property means any substance defined or designated as hazardous or toxic waste, hazardous or toxic material, hazardous or toxic substance or similar term, by any environmental statute, rule or regulation of any Governmental Authority currently in effect and applicable to such real property.

     SECTION 6.13. Solvency. As of the Closing Date after giving effect to all transactions contemplated by the Credit Documents to occur on such date, the Borrower is Solvent.

     SECTION 6.14. ERISA. (a) (i) No steps have been taken or proceedings have been instituted, or, to the knowledge of the Borrower, planned, to terminate any Plan where such termination could give rise to any liability under Title IV of ERISA and no contribution failure has occurred with respect to any Plan sufficient to give rise to a Lien under Section 302(f) of ERISA and (ii) neither the Borrower, any of its Material Subsidiaries nor any ERISA Affiliate has withdrawn or instituted steps to withdraw from any Multiemployer Plan, which withdrawal has resulted or could result in the incurrence by the Borrower or any of its Material Subsidiaries of liability that could reasonably be expected to have a material adverse effect on the consolidated financial condition of the Borrower.

     (b) The Borrower has no knowledge of any circumstances likely to cause the PBGC to institute steps to terminate any Material Plans. No condition exists or event or transaction has occurred in connection with any Plan which could result in the incurrence by the Borrower or any of its Material Subsidiaries of any liability, fine or penalty that could reasonably be expected to have a material adverse effect on the consolidated financial position of the Borrower.


                       ARTICLE VII. AFFIRMATIVE COVENANTS

     The Borrower hereby covenants and agrees that, so long as this Agreement is in effect or any Loans or any other amounts payable hereunder shall remain outstanding, and until all of the Commitments hereunder shall have terminated:

     SECTION 7.01. Information Covenants. The Borrower will furnish, or cause to be furnished, to the Agent and each Lender:

               (a) Annual Financial Statements. As soon as available and in any event within 95 days after the close of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year together with related consolidated statements of income and retained earnings and of cash flows for such fiscal year, setting forth in comparative form consolidated figures as of the end of and for the preceding fiscal year, all in reasonable detail and examined by Price Waterhouse, or other independent certified public accountants of recognized national standing acceptable to the Required Lenders and whose opinion shall be to the effect that such consolidated financial statements have been prepared in accordance with GAAP (except for changes with which such accountants concur) and shall not be qualified as to the scope of the audit or as to the status of the Borrower or any of its Subsidiaries as a going concern. It is specifically understood and agreed that failure of the annual financial statements to be accompanied by an opinion of such accountants in form and substance as provided herein or by a certificate of such accountants as referred to in paragraph (d) below shall constitute a Default.

               (b) Quarterly Financial Statements. As soon as available and in any event within 50 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, an unaudited consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such quarterly period together with related consolidated statements of income and of cash flows for such quarterly period and for the portion of the fiscal year ending with such period, in each case setting forth in comparative form unaudited consolidated figures for the corresponding date or period of the preceding fiscal year, all in reasonable form and detail acceptable to the Required Lenders, and accompanied by a certificate of the chief financial officer, controller or treasurer of the Borrower as having been prepared in accordance with GAAP and as presenting fairly in all material respects the consolidated financial condition of the Borrower and its Subsidiaries as of the date of such financial statements, subject to changes resulting from audit and normal year-end audit adjustments.

               (c)  Officer's  Certificate.  At  the  time  of  delivery  of the financial statements provided for in Sections 7.01(a) and (b), a certificate of the chief financial officer, controller or treasurer of the Borrower substantially in the form of Schedule 13 to the effect that the Borrower is in substantial compliance with the terms of this Agreement and that no Default or Event of Default exists, or if any Default or Event of Default does exist specifying the nature and extent thereof and what action the Borrower proposes to take with respect thereto. In addition, such certificate shall demonstrate compliance with the financial covenants contained in Section 7.11 by calculation thereof as of the end of each such fiscal period.

               (d) Accountant's Certificate. Within the period for delivery of the annual financial statements provided in Section 7.01(a), a certificate of the accountants conducting the annual audit stating that in the course of its regular audit of the business of the Borrower and its Subsidiaries, which audit was conducted in accordance with generally accepted auditing standards (including tests of the accounting records and such other auditing procedures as were considered necessary in the circumstances), they have reviewed this Agreement and they have obtained no knowledge of any violation of any of the financial covenants set forth in Section 7.11 or, if in the opinion of such accounting firm such a violation has occurred and is continuing, a statement as to the nature thereof, all of the foregoing to be in reasonable detail and in form and substance satisfactory to the Required Lenders.

               (e) SEC and Other Reports.  Promptly upon  transmission  thereof, copies  of  any  filings  and  registrations  with,  and  reports  to,  the
     Securities  and  Exchange  Commission,  or  any  successor  agency,  by the
     Borrower or any of its Subsidiaries, and copies of all financial statements, proxy statements, notices and reports as the Borrower or its Subsidiaries shall send to its shareholders or to the holders of any other Funded Indebtedness in their capacity as such holders.

               (f) Other Information.  With reasonable  promptness upon any such request, such other information not otherwise required to be delivered by any other provision of this Agreement regarding the business, properties or financial condition of the Borrower and its Subsidiaries as the Agent or the Required Lenders may reasonably request (any such information being collectively referred to for purposes of this paragraph (f) as "Additional Information"); provided, however, that if the Borrower reasonably believes that any material interests of the Borrower or any of its Subsidiaries relating to any such Additional Information which is non-public, confidential or proprietary in nature are not adequately protected in connection with the delivery of such Additional Information to the Agent and the Lenders by any then existing confidentiality agreements entered into by the Agent and the Lenders with respect to the Borrower and its Subsidiaries, then the Borrower shall not be required to deliver such Additional Information pursuant to this paragraph (f) until the Agent and the Lenders shall have executed an additional confidentiality agreement regarding such Additional Information in form and substance mutually satisfactory to the Borrower and the Lenders.

               (g) Notice of Default or Litigation. Upon the Borrower obtaining knowledge thereof, written notice to the Agent and the Lenders (i) immediately, of the occurrence of an event or condition consisting of a Default or Event of Default, specifying the nature and existence thereof and what action the Borrower proposes to take with respect thereto, and
     (ii) promptly, but in any event within five (5) Business Days, of the occurrence of any of the following with respect to the Borrower or any of its Subsidiaries which are, individually or collectively, likely to have a Material Adverse Effect: (A) the pendency or commencement of any litigation, arbitral or governmental proceedings against the Borrower or any of its Subsidiaries, (B) any one or more levies of an attachment, executions or other processes against any Property of the Borrower or any of its Subsidiaries, (C) the occurrence of an event or condition which shall constitute a default or event of default with respect to any Funded Indebtedness of the Borrower or any of its Subsidiaries (other than Funded Indebtedness outstanding under this Agreement and the other Credit Documents) or (D) any notice or determination concerning the imposition of any withdrawal liability by a Multiemployer Plan against the Borrower, any of its Material Subsidiaries or any ERISA Affiliate.

     SECTION 7.02. Preservation of Existence and Franchises. Except as otherwise permitted under Section 8.04, the Borrower will, and will cause each of its Subsidiaries to, do or cause to be done, all things necessary to preserve and keep in full force and effect its existence, rights, franchises and authority, unless the failure to do so is not likely to have a Material Adverse Effect.

     SECTION 7.03. Books, Records and Inspections. The Borrower will, and will cause each of its Subsidiaries to, keep books and records of its transactions in accordance with good accounting practices on the basis of GAAP (including the establishment and maintenance of appropriate reserves). The Borrower will, and will cause each of its Subsidiaries to, permit on reasonable notice officers or designated representatives of the Agent to visit and inspect its books of account and records and any of its properties or assets (in whomever's possession) up to 2 times during each calendar year and to permit the Agent to discuss the affairs, finances and accounts of the Borrower and its Subsidiaries with, and be advised as to the same by, its and their officers, directors and independent accountants; provided, however, that if the Borrower reasonably believes that any material interests of the Borrower or any of its Subsidiaries relating to any non-public, confidential or proprietary information which could become available to the Agent during the course of such inspections or such discussions are not adequately protected by any then existing confidentiality agreements entered into by the Agent and the Lenders with respect to the Borrower and its Subsidiaries, then the Agent shall not be entitled to make any such inspections or to have any such discussions, as the case may be, pursuant to this Section 7.03 until the Agent and the Lenders shall have executed an additional confidentiality agreement regarding such non-public, confidential or proprietary information in form and substance mutually satisfactory to the Borrower and the Lenders.

     SECTION 7.04. Compliance with Law. The Borrower will, and will cause each of its Subsidiaries to, comply in all material respects with all laws, rules, regulations and orders of, and all restrictions imposed by, any Governmental Authority, applicable to it or its Subsidiaries or its or their Property, the violation of which is likely to have a Material Adverse Effect.

     SECTION 7.05. Payment of Taxes and Other Claims. The Borrower will, and will cause each of its Subsidiaries to, pay and discharge (i) all material taxes, assessments and governmental charges or levies imposed upon it, or upon its income or profits, or upon any of its Property, before they shall become delinquent and (ii) all material lawful claims (including claims for labor, materials and supplies) which, if unpaid, might give rise to a Lien or charge upon any of its Property; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith by appropriate proceedings and as to which adequate reserves therefor have been established in accordance with GAAP.

     SECTION 7.06. Insurance. The Borrower will, and will cause each of its Subsidiaries to, at all times maintain in full force and effect insurance in such amounts, covering such risks and liabilities and with such deductibles or self-insurance retentions as are in accordance with normal industry practice for consumer food companies with similar sales and profits.

     SECTION 7.07. Maintenance of Property. The Borrower will, and will cause each of its Subsidiaries to, maintain and preserve its material properties and equipment used or useful in its business (in whomsoever's possession as they may be) in good repair, working order and condition, normal wear and tear excepted, and will make, or cause to be made, in such properties and equipment from time to time all repairs, renewals, replacements, extensions, additions, betterments and improvements thereto as may be needed or proper, to the extent and in the manner customary for companies in similar businesses, unless the failure to do so is not likely to have a material adverse effect on the conduct of the operations of the Borrower and its Subsidiaries taken as a whole.

     SECTION 7.08. Performance of Obligations. The Borrower will, and will cause each of its Subsidiaries to, perform in all material respects all of its obligations under the terms of all material agreements, indentures, mortgages, security agreements or other debt instruments to which it is a party or by which it is bound, unless the failure to do so is not likely to have a material adverse effect on the conduct of the operations of the Borrower and its Subsidiaries taken as a whole.

     SECTION 7.09. ERISA. The Borrower will, and will cause each of its Subsidiaries to, at all times, make prompt payment when due of all contributions required under all Plans and required to meet the minimum funding standard set forth in ERISA with respect to its Plans. The Borrower will not, nor will it permit any of its Subsidiaries or ERISA Affiliates to, (i) terminate a Plan or withdraw from any Multiemployer Plan or (ii) cause or permit to exist any condition under Section 4.02(a) of ERISA or other event or condition which presents a material risk of termination of a Plan at the request of the PBGC, the result of which would be to cause the Borrower and its Subsidiaries to incur a present liability which would result in the occurrence of a Default under
Section 9.01(f).

     SECTION 7.10. Use of Proceeds. The proceeds of the Loans hereunder shall be used, subject to the terms of Section 8.05 and Section 8.07, to refinance existing indebtedness of the Borrower under the Existing Credit Agreement and for the working capital and the general corporate purposes (including, without limitation, acquisitions) of the Borrower and its Subsidiaries.

     SECTION 7.11.  Financial Covenants.

     (a) Consolidated Debt Coverage Ratio. The Borrower shall cause the Consolidated Debt Coverage Ratio at each Calculation Date to be no greater than 3.25 to 1.00.

     (b) Consolidated Interest Coverage Ratio. The Borrower shall cause the Consolidated Interest Coverage Ratio at each Calculation Date to be no less than
3.00 to 1.00.

     (c) Consolidated Net Worth. The Borrower shall cause Consolidated Net Worth at all times to be no less than $105,000,000.

     SECTION 7.12. Domestic Revenues. The Borrower shall cause the majority of revenues of the Borrower and its consolidated Subsidiaries for all periods subsequent to the Closing Date to be generated by Property owned or held by one or more of the Borrower and its Domestic Subsidiaries.


                        ARTICLE VIII. NEGATIVE COVENANTS

     The Borrower hereby covenants and agrees that, so long as this Agreement is in effect or any Loans or any other amounts payable hereunder shall remain outstanding, and until all of the Commitments hereunder shall have terminated:

     SECTION 8.01. Funded Indebtedness. The Borrower will not, nor will it permit any of its Subsidiaries to, contract, create, incur, assume or permit to exist any Funded Indebtedness, except:

               (a) Funded Indebtedness arising under this Agreement and the other Credit Documents;

               (b) Funded Indebtedness existing as of the Closing Date and disclosed in the financial statements referenced in Section 6.07 (and renewals, refinancings or extensions thereof on terms and conditions no less favorable to the applicable obligor than such existing Funded Indebtedness and in a principal amount not in excess of that outstanding as of the date of such renewal, refinancing or extension);

               (c) Funded Indebtedness incurred or arising under or in connection with Permitted Liens;

               (d) purchase money Funded Indebtedness (including Capital Leases) hereafter incurred by the Borrower or any of its Subsidiaries to finance the purchase of fixed assets provided that (i) the total of all such Funded Indebtedness for the Borrower and its Subsidiaries shall not exceed an aggregate principal amount of $50,000,000 at any time outstanding; (ii) such Funded Indebtedness when incurred shall not exceed the purchase price of the assets financed; and (iii) no such Funded Indebtedness shall be refinanced for a principal amount in excess of the principal balance outstanding thereon at the time of such refinancing;

               (e) obligations of the Borrower or any of its Subsidiaries in connection with sales of receivables permitted by subsection (b)(iii) of
     Section 8.04, to the extent such obligations constitute Funded Indebtedness; and

               (f) in addition to the Funded Indebtedness otherwise permitted by this Section 8.01, other Funded Indebtedness hereafter incurred by the Borrower provided that (A) the loan documentation with respect to such Funded Indebtedness shall not contain covenants or default provisions relating to the Borrower that are more restrictive than the covenants and default provisions contained in the Credit Documents and (B) on the date of incurrence of such Funded Indebtedness after giving effect on a Pro Forma Basis to the incurrence of such Funded Indebtedness and to the concurrent retirement of any other Funded Indebtedness of the Borrower or any of its consolidated Subsidiaries, no Default or Event of Default would exist hereunder.

     SECTION 8.02. Liens. The Borrower will not, nor will in permit any of its Subsidiaries to, contract for, create, incur, assume or permit to exist any Lien with respect to any of its Property, whether now owned or after acquired, except for Permitted Liens.

     SECTION 8.03. Nature of Business. The Borrower will not, nor will it permit any of its Subsidiaries to, engage in any business other than consumer product businesses, coupon and promotion businesses, all seasons resort businesses, other businesses related to the existing businesses of the Borrower and its Subsidiaries as of the Closing Date and any other business reasonably acceptable to the Required Lenders.

     SECTION 8.04. Consolidation, Merger, Sale or Purchase of Assets, etc.. The Borrower will not, nor will it permit any of its Subsidiaries to:

     (a) dissolve, liquidate or wind up its affairs, or enter into any transaction of merger or consolidation; provided, however, that, so long as no Default or Event of Default would be directly or indirectly caused as a result thereof, (i) the Borrower may merge or consolidate with any of its Subsidiaries provided that the Borrower is the surviving corporation; (ii) any Domestic Subsidiary of the Borrower may merge or consolidate with any other Domestic Subsidiary of the Borrower; (iii) any Domestic Subsidiary of the Borrower may merge or consolidate with any Person that is not a Domestic Subsidiary of the Borrower provided that (A) such Domestic Subsidiary is the surviving corporation and (B) after giving effect to such merger or consolidation and after giving effect on a Pro Forma Basis to such merger or consolidation, no Default or Event of Default would exist hereunder; (iv) any Subsidiary of the Borrower that is not a Domestic Subsidiary of the Borrower may merge or consolidate with any other Person that is not a Domestic Subsidiary of the Borrower provided that after giving effect to such merger or consolidation and after giving effect on a Pro Forma Basis to such merger or consolidation, no Default or Event of Default would exist hereunder; and (v) any wholly-owned Subsidiary of the Borrower may dissolve, liquidate or wind up its affairs;

     (b) sell, lease, transfer or otherwise dispose of any Property (including without limitation pursuant to any sale/leaseback transaction) other than (i) the sale of inventory in the ordinary course of business for fair consideration,
(ii) the sale or disposition of machinery and equipment no longer used or useful in the conduct of such Person's business, (iii) the sale of receivables by the Borrower or any of its Subsidiaries as part of any Permitted Receivables
Financings, (iv) the contribution by Ralston Resorts, Inc. of certain undeveloped real estate located in or around Summit County, Colorado and having a book value not to exceed $25,000,000 to a joint venture of which Ralston Resorts, Inc. or one of its Subsidiaries is an equity owner and (v) subject to the terms of Section 8.05, other sales or dispositions, provided that (A) after giving effect to such sale or other disposition, the aggregate book value of assets sold or otherwise disposed of pursuant to this clause (v) since the Closing Date does not exceed the majority of Consolidated Total Assets as of the most recent fiscal year end preceding the date of such sale or other disposition with respect to which the Agent shall have received the Required Financial Information and (B) after giving effect to such sale or other disposition and after giving effect on a Pro Forma Basis to such sale or other disposition, no Default or Event of Default would exist hereunder;

     (c) except as otherwise permitted under Section 8.07, acquire all or any substantial part of the capital stock or securities of any other Person or purchase, lease or otherwise acquire (in a single transaction or a series of related transactions) all or any substantial part of the Property of any other Person; provided that, subject to the terms of Section 8.05, the Borrower or any of its Subsidiaries shall be permitted to make acquisitions of the type referred to in this Section 8.04(c) provided that (i) after giving effect to such acquisition and after giving effect on a Pro Forma Basis to any such acquisition (including but not limited to any Funded Indebtedness to be incurred or assumed by the Borrower or any of its Subsidiaries in connection therewith), no Default or Event of Default would exist hereunder and (ii) the aggregate amount of the cash portion of purchase prices paid for all acquisitions of Foreign Subsidiaries of the Borrower made pursuant to this Section 8.04(c) since the Closing Date, together with the aggregate amount of Investments in Foreign Subsidiaries of the Borrower made pursuant to Section 8.07 and clause (iv)(B) of the definition of "Permitted Investments" set forth in Section 1.01 and the aggregate amount of transfers to Foreign Subsidiaries of the Borrower made pursuant to Section 8.05(c), does not exceed 5% of Consolidated Total Assets as of the most recent fiscal year end preceding the date of such transfer with respect to which the Agent shall have received the Required Financial Information; or

     (d) with respect to the Borrower or any Person which is a Domestic Subsidiary of the Borrower, take any action in furtherance of causing such Person not to be incorporated or organized under the laws of any State of the United States or the District of Columbia.

     SECTION 8.05. Transactions with Affiliates. The Borrower will not, nor will it permit any of its Subsidiaries to, enter into or permit to exist any transaction or series of transactions with any officer, director, shareholder, Subsidiary or Affiliate of such Person other than (a) advances by the Borrower or any of its Subsidiaries of working capital to (i) any Domestic Subsidiary of the Borrower or (ii) any other Subsidiary or any partnership or joint venture in which the Borrower or any of its Subsidiaries is an equity owner, provided that
(A) such advances are necessary to meet the working capital needs of such Subsidiary, partnership or joint venture and such transfer will not impair the Borrower's operations or its ability to meet its obligations, (B) to the extent made with proceeds of any Loans hereunder, such advances shall not be applied to any Long Term Debt of such Subsidiary, partnership or joint venture and (C) the aggregate amount of such advances at any time outstanding for all Subsidiaries, partnerships and joint ventures shall not exceed $25,000,000, (b) transfers of cash and assets to any Domestic Subsidiary of the Borrower, (c) transfers of cash and assets to any Foreign Subsidiary of the Borrower, provided that after giving effect to any such transfer the aggregate amount of cash and assets (valued at book value) transferred pursuant to this clause (c) since the Closing Date, together with the aggregate amount of Investments in Foreign Subsidiaries of the Borrower made pursuant to Section 8.07 and clause (iv)(B) of the definition of "Permitted Investments" set forth in Section 1.01 and the aggregate amount of the cash portion of purchase prices paid for acquisitions of Foreign Subsidiaries of the Borrower made pursuant to Section 8.04(c), does not exceed 5% of Consolidated Total Assets as of the most recent fiscal year end preceding the date of such transfer with respect to which the Agent shall have received the Required Financial Information, (d) transactions permitted by
Section 8.07, (e) normal compensation and reimbursement of expenses of officers and directors and (f) except as otherwise specifically limited in this Agreement, other transactions which are entered into in the ordinary course of such Person's business on terms and conditions substantially as favorable to such Person as would be obtainable by it in a comparable arms-length transactions with a Person other than an officer, director, shareholder, Subsidiary or Affiliate.

     SECTION 8.06. Dividends. (i) The Borrower will not declare or pay any Dividends (other than Dividends payable solely in the same class of capital stock of the Borrower) if at the time thereof a Default or Event of Default has occurred and is continuing or a Default or Event of Default would be directly or indirectly caused as a result of the declaration or payment of such Dividend.

     (ii) The Borrower will not permit any of its Subsidiaries to declare or pay any Dividends (other than Dividends payable solely in the same class of capital stock of such Person), except that any Subsidiary of the Borrower may declare or pay Dividends with respect to any shares of its capital stock held by the Borrower or any of its Subsidiaries.

     SECTION 8.07. Advances, Investments, Loans, etc.. The Borrower will not, nor will it permit any of its Subsidiaries to, make Investments in or to any Person, except for Permitted Investments.

     SECTION 8.08. No Dividend Restrictions. The Borrower will not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause, incur, assume, suffer or permit to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any such Person to: (a) pay dividends or make any other distribution on any of such Person's capital stock,
(b) subject to subordination provisions, pay any indebtedness owed to the Borrower or any of its Subsidiaries, (c) make loans or advances to the Borrower or any of its Subsidiaries or (d) transfer any of its Property to the Borrower or any of its Subsidiaries.

     SECTION 8.09. Fiscal Year. Without giving prior written notice thereof to the Agent, the Borrower will not change, or permit a change, in the fiscal year for it and its Subsidiaries on a consolidated basis.


                          ARTICLE IX. EVENTS OF DEFAULT

     SECTION 9.01. Events of Default. Each of the following shall be an event of default (each an "Event of Default") hereunder:

     (a)  Payment.  The Borrower shall

               (i) default in the payment when due of any principal of any of the Loans, or

               (ii) default, and such default shall continue for five (5) or more days, in the payment when due of any interest on the Loans, or of any Fees or other amounts owing hereunder, under any of the other Credit Documents or in connection herewith or therewith; or

     (b) Representations. Any representation, warranty or statement made or deemed to be made by the Borrower herein, in any of the other Credit Documents, or in any written statement or certificate delivered or required to be delivered pursuant hereto or thereto shall prove untrue in any material respect on the date as of which it was made or deemed to have been made or delivered; or

     (c)  Covenants.  The Borrower shall

             (i) default in the due performance or observance of any term, covenant or agreement contained in Section 7.02, 7.10 or 7.11 or Sections
     8.01 through Section 8.09, inclusive and such default shall continue unremedied for a period of at least ten (10) days after the earlier of an officer of the Borrower becoming aware of such default or notice thereof by the Agent, or

            (ii) default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in subsection (a), (b) or (c)(i) of this Section 9.01) contained in this Agreement and such default shall continue unremedied for a period of at least thirty (30) days after the earlier of an officer of the Borrower becoming aware of such default or notice thereof by the Agent; or

     (d) Bankruptcy Event. Any Bankruptcy Event shall occur with respect to the Borrower or any of its Subsidiaries; or

     (e)  Defaults Under Other Agreements; Judgments; ERISA.  If at any time,
     (i) the aggregate amount of

               (A) Funded Indebtedness of the Borrower or any of its Subsidiaries (other than Funded Indebtedness outstanding under this Agreement and the other Credit Documents), (1) with respect to which there has occurred (I) a default in any payment (beyond the applicable grace period with respect thereto, if any) or (II) a default in the observance or performance relating to such Funded Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event or condition, the effect of which default or other event or condition is to cause, or permit, the holder or holders of such Funded Indebtedness (or trustee or agent on behalf of such holders) to cause (determined without regard to whether any notice or lapse of time is required), any such Funded Indebtedness to become due prior to its stated maturity; or (2) which shall have been declared due and payable, or required to be prepaid other than by a regularly scheduled required prepayment, prior to the stated maturity thereof;

 plus

               (B) the amount of liability with respect to any judgments or decrees which shall have been entered against the Borrower or any of its Subsidiaries and not paid or fully covered by insurance provided by a carrier who has acknowledged coverage or not vacated, paid, discharged or stayed or bonded pending appeal within forty-five (45) days from the entry thereof;

 plus

               (C) (1) the aggregate  amount which the Borrower or any member of the Controlled Group shall have failed to pay when due under Title IV of ERISA, (2) the unfunded liabilities under any Plans with respect to which a notice of intent to terminate has been filed by the Borrower or any member of the Controlled Group, any Plan administrator or any combination of the foregoing, (3) the unfunded liabilities of any Plans with respect to which
     (I) the PBGC shall have instituted proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of or to cause a trustee to be appointed to administer or (II) a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that such Plans must be terminated, and (4) the current payment obligations which likely have been incurred by one or more members of the Controlled Group as a result of a complete or partial withdrawal from, or a default, within the meaning of
     Section 4219(c)(5) of ERISA, with respect to, one or more Multiemployer Plans,

 shall exceed (ii) $50,000,000; or

     (f)  Ownership.  There shall occur a Change of Control.

     SECTION 9.02. Acceleration; Remedies. Upon the occurrence of an Event of Default, and at any time thereafter unless and until such Event of Default has been waived by the Lenders or cured to the satisfaction of the Lenders (pursuant to the voting procedures in Section 11.08), the Agent, upon the request of the Required Lenders, shall, by written notice to the Borrower, take any of the following actions without prejudice to the rights of the Agent or any Lender to enforce its claims against the Borrower, except as otherwise specifically provided for herein:

             (i) Termination of Commitments. Declare the Commitments terminated whereupon the Commitments shall be immediately terminated.

            (ii) Acceleration of Loans. Declare the unpaid principal of and any accrued interest in respect of all Loans, all accrued and unpaid Fees and other indebtedness or obligations of any and every kind owing by the Borrower to any of the Lenders hereunder to be due whereupon the same shall be immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

           (iii) Enforcement of Rights. Enforce any and all rights and interests created and existing under the Credit Documents and all rights of set-off.

Notwithstanding the foregoing, if an Event of Default specified in Section 9.01(d) shall occur, then the Commitments shall automatically terminate and all Loans, all accrued interest in respect thereof, all accrued and unpaid Fees and other indebtedness or obligations of any and every kind owing by the Borrower to any of the Lenders hereunder automatically shall immediately become due and payable without the giving of any notice or other action by the Agent.


                                ARTICLE X. AGENT

     SECTION 10.01. Appointment and Authorization. Each Lender hereby irrevocably appoints and authorizes the Agent to take such action on its behalf and to exercise such powers under this Agreement and the other Credit Documents as are delegated to the Agent by the terms hereof or thereof, together with such powers as are reasonably incidental thereto.

     SECTION 10.02. General Immunity. In performing its duties to the Lenders as Agent hereunder, the Agent will take the same care as it takes in connection with credit transactions in which it alone is interested. However, neither the Agent nor any of its directors, officers, agents or employees shall be liable to the Lenders for any action taken or omitted to be taken by it or them hereunder or in connection herewith except for its own or their own gross negligence or willful misconduct.

     SECTION 10.03. Consultation with Professionals. The Agent may consult with legal counsel and other professionals selected by it and shall not be liable to the Lenders for any action taken or suffered in good faith by it in accordance with the advice of such counsel and professionals in their respective areas of expertise.

     SECTION 10.04. Documents. The Agent shall not be under any duty to examine or pass upon the effectiveness, genuineness or validity of this Agreement or any of the other Credit Documents or any other instrument or document furnished pursuant hereto or in connection herewith, and the Agent shall be entitled to assume that the same are valid, effective and genuine and what they purport to be.

     SECTION 10.05. Rights as a Lender. With respect to its Commitment, the Agent shall have the same rights and powers hereunder as any Lender and may exercise the same as though it were not the Agent, and the terms "Lender" and "Lenders" shall, as applicable and unless the context otherwise indicates, include the Agent in its individual capacity. The Agent may accept deposits from, lend money to and generally engage in any kind of banking or trust business with the Borrower or any of its Subsidiaries as if it were not the Agent.

     SECTION 10.06. Responsibility of Agent. It is expressly understood and agreed that the obligations of the Agent hereunder to the Lenders are only those expressly set forth in this Agreement and the other Credit Documents and that the Agent shall be entitled to assume that no Default or Event of Default has occurred and is continuing unless the Agent has actual knowledge of such fact or has received notice from a Lender or the Borrower that such Lender or the Borrower considers that a Default or an Event of Default has occurred and is continuing and specifying the nature thereof.

     SECTION 10.07. Action by Agent. So long as the Agent shall be entitled, pursuant to Section 10.06, to assume that no Default or Event of Default has occurred and is continuing, the Agent shall be entitled to use its discretion with respect to exercising or refraining from exercising any rights that may be vested in it by, or with respect to taking or refraining from taking any action or actions that it may be able to take under or in respect of, this Agreement or any of the other Credit Documents. The Agent shall incur no liability to the Lenders under or in respect of this Agreement or any of the other Credit Documents by acting upon any notice, consent, certificate, warranty or other paper or instrument believed by it to be genuine or authentic or to be signed by the proper party or parties, or with respect to anything that it may do or refrain from doing in the reasonable exercise of its judgment, or that may seem to it to be necessary or desirable under the circumstances.

     Without limiting the generality of the foregoing provisions of this Section 10.07, the Agent shall be conclusively entitled to assume that the conditions precedent set forth in Section 5.02 have been satisfied unless it shall have acquired actual knowledge that any such condition precedent has not been satisfied.

     SECTION 10.08. Notices of Event of Default, Etc.. In the event that the Agent shall have acquired actual knowledge of any Default or Event of Default, the Agent shall promptly give notice thereof to the Lenders, and the Agent may take such action and assert such rights with respect to taking or refraining from taking any action or actions that it may be able to take under or in respect of, this Agreement or any of the other Credit Documents, as it deems to be advisable in its discretion for the protection of the interests of the Lenders, including, without limitation, the exercise of rights and remedies under Article IX and under any of the other Credit Documents; provided that, as between the Agent and the Lenders only, after the occurrence of an Event of Default, the Agent (i) shall not exercise any rights or remedies granted to it hereunder, under any other of the Credit Documents, or otherwise available to it at law or in equity, without the approval of the Required Lenders (or all of the Lenders, if otherwise required by this Agreement) and (ii) upon the direction of the Required Lenders (or all of the Lenders, if otherwise required by this Agreement), shall exercise such rights and remedies as so directed; provided further that, notwithstanding the above, the Agent shall not be required to take any action which would expose the Agent to personal liability or which is contrary to law unless it shall be indemnified to its satisfaction against any and all amounts, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature which may be imposed on, incurred by or asserted against the Agent by reason of taking or continuing to take any such action.

     SECTION 10.09. Indemnification of Agent. The Lenders agree to indemnify the Agent (to the extent not reimbursed by the Borrower), ratably according to their respective Commitment Percentages, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of this Agreement or any of the other Credit Documents or any action taken or omitted by the Agent under this Agreement or any of the other Credit Documents; provided that, no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent's gross negligence or willful misconduct. Without limitation to the foregoing, each Lender agrees to reimburse the Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including counsel fees) incurred by the Agent in connection with the preparation, execution, delivery, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any of the other Credit Documents, to the extent not reimbursed by the Borrower.

     SECTION 10.10. No Representations. Each Lender expressly acknowledges that neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representations or warranties to it and that no act by the Agent or any of its directors, employees, agents, attorneys-in-fact or affiliates hereafter taken, including any review of the affairs of the Borrower or any of its Subsidiaries, shall be deemed to constitute any representation or warranty by the Agent to such Lender. Each Lender represents to the Agent that it has, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigations into the business, operations, property, financial and other condition and creditworthiness of the Borrower and made its own decision to make Loans hereunder and to enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Credit Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower. The Agent agrees that (i) it shall promptly deliver to each Lender copies of all notices, reports and other documents expressly required to be furnished to the Agent by the Borrower pursuant to any of the Credit Documents and (ii) upon the reasonable request of any Lender, it shall promptly deliver to such Lender such other information as the Agent shall receive regarding the Borrower or the performance of the obligations of the Borrower under the Credit Documents; otherwise, the Agent shall have no duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of the Borrower which may come into the possession of the Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

     SECTION 10.11. Resignation. Subject to the appointment and acceptance of a successor as provided below, the acting Agent may resign at any time by notifying the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor acceptable to the Borrower, which successor shall be a Lender that is a bank having a combined capital and surplus of at least $500,000,000 or an affiliate of any such bank. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor satisfying the requirements set forth above. Upon the acceptance of any appointment hereunder by a successor Lender, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. After the Agent's resignation hereunder, the provisions of this Article and Section 11.07 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent.


                            ARTICLE XI. MISCELLANEOUS

     SECTION 11.01. Notices. Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed or sent by telex, telecopy, graphic scanning or other telegraphic communications equipment of the sending party, as follows:

     (a) if to the Borrower, to it at 800 Market Street, 29th Floor, St. Louis, Missouri 63101 Attention of T.C. Oviatt, Treasurer (Facsimile No. 314-877-7729);

     (b) if to the Agent, to it at 233 S. Wacker Drive, Sears Tower, Suite 2800, Chicago, Illinois 60606-6308, Attention of Louise Comiskey (Facsimile No. 312-372-9194);

     With a copy to: NationsBank, N.A.
                     101 North Tryon Street
                     Independence Center, 15th Floor
                     NC1-001-15-02
                     Charlotte, North Carolina  28255
                     Attention of Molly Canup
                     (Facsimile No. 704-386-9923)

     (c) if to a Lender,  to it at its address (or telecopy number) set forth in
Schedule 1 or in the assignment agreement pursuant to which such Lender became a party hereto.

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by telex, telecopy, graphic scanning or other telegraphic communications equipment of the sender, or on the date five (5) Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 11.01 or at such other address or telex, telecopy or other number as shall be designated by such party in a notice to each other party complying with the terms of this Section 11.01.

     SECTION  11.02.   Survival  of  Agreement.   All   covenants,   agreements,
representations and warranties made by the Borrower herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the Lenders and shall survive the making of Loans by the Lenders hereunder regardless of any investigation made by the Lenders or on their behalf, and shall continue in full force and effect as long as any Loans or any amounts are outstanding under this Agreement or any of the other Credit Documents and so long as the Commitments have not been terminated.

     SECTION 11.03. Binding Effect; Termination of Existing Credit Agreement. This Agreement shall become effective when it shall have been executed by the Borrower and the Agent, and the Agent shall have received copies hereof (telefaxed or otherwise) which, when taken together, bear the signatures of each Lender, and thereafter this Agreement shall be binding upon and inure to the benefit of the Borrower, the Agent and each Lender and their respective successors and assigns. The Borrower hereby agrees that, at such time as this Agreement shall have become effective pursuant to the terms of the immediately preceding sentence, the Existing Credit Agreement and the Commitments thereunder and as defined therein automatically shall be terminated.

     SECTION 11.04. Benefit of Agreement. (a) Generally. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided that, the Borrower may not assign or transfer any of its interests without prior written consent of the Lenders; provided further that the rights of each Lender to transfer, assign or grant participations in its rights and/or obligations hereunder shall be limited as set forth in this Section 11.04, provided, however, that nothing herein shall prevent or prohibit any Lender from (i) pledging its Loans hereunder to a Federal Reserve Bank in support of borrowings made by such Lender from such Federal Reserve Bank, or (ii) granting assignments or participations in such Lender's Loans and/or Commitments hereunder to its parent company and/or to any affiliate of such Lender which is at least 50% owned by such Lender or its parent company. To the extent required in connection with a pledge of Loans by any Lender to a Federal Reserve Bank, the Borrower agrees that, upon request of any such Lender, it will promptly provide such Lender a promissory note evidencing the repayment obligations of the Borrower with respect to the principal of and interest on the Loans of such Lender arising under Section 2.01, 2.02 and/or 2.03, as applicable, such promissory note to be in a form reasonably satisfactory to the Borrower and the applicable Lender.

               (b) Assignments by Lenders. Each Lender may assign all or a portion of its rights and obligations hereunder pursuant to an assignment agreement substantially in the form of Schedule 14 to one or more Eligible Assignees, provided that any such assignment shall be in a minimum aggregate amount of $10,000,000 of the Commitments and in integral multiples of $1,000,000 above such amount, and that each such assignment shall be of a constant, and not a varying, percentage of all of the assigning Lender's rights and obligations under this Agreement. Any assignment hereunder shall be effective upon delivery to the Agent of written notice of the assignment together with a transfer fee of $5,000 payable to the Agent for its own account; provided that no such transfer fee shall be payable in connection with an assignment by any Lender to an Affiliate or Subsidiary of such Lender. The assigning Lender will give prompt notice to the Agent and the Borrower of any such assignment. Upon the effectiveness of any such assignment (and after notice to the Borrower as provided herein), the assignee shall become a "Lender" for all purposes of this Agreement and the other Credit Documents and, to the extent of such assignment, the assigning Lender shall be relieved of its obligations hereunder to the extent of the Loans and Commitment components being assigned. By executing and delivering an assignment agreement in accordance with this Section 11.04(b), the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows:
(i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim; (ii) except as set forth in clause (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, any of the other Credit Documents or any other instrument or document furnished pursuant hereto or thereto, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any of the other Credit Documents or any other instrument or document furnished pursuant hereto or thereto or the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under this Agreement, any of the other Credit Documents or any other instrument or document furnished pursuant hereto or thereto; (iii) such assignee represents and warrants that it is legally authorized to enter into such assignment agreement; (iv) such assignee confirms that it has received a copy of this Agreement, the other Credit Documents and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such assignment agreement; (v) such assignee will independently and without reliance upon the Agent, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Credit Documents; (vi) such assignee appoints and authorizes the Agent to take such action on its behalf and to exercise such powers under this Agreement or any other Credit Document as are delegated to the Agent by the terms hereof or thereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement and the other Credit Documents are required to be performed by it as a Lender.

     (c)  Participations.  Each  Lender  may  sell,  transfer,  grant or  assign participations in all or any part of such Lender's interests and obligations hereunder; provided that (i) such selling Lender shall remain a "Lender" for all purposes under this Agreement and the other Credit Documents (such selling Lender's obligations under this Agreement remaining unchanged) and the participant shall not constitute a Lender hereunder, (ii) no such participant shall have, or be granted, rights to approve any amendment or waiver relating to this Agreement or any of the other Credit Documents except with respect to any such amendment or waiver which would, under the terms of Section 11.08, require the consent of all of the Lenders, (iii) sub-participations by the participant (except to an affiliate, parent company or affiliate of a parent company of the participant) shall be prohibited and (iv) any such participations shall be in a minimum aggregate amount of $5,000,000 of the Commitments and in integral multiples of $1,000,000 in excess thereof. In the case of any such participation, the participant shall not have any rights under this Agreement or under any of the other Credit Documents (the participant's rights against the selling Lender in respect of such participation to be those set forth in the participation agreement with such Lender creating such participation) and all amounts payable by the Borrower hereunder shall be determined as if such Lender had not sold such participation, provided, however, that such participant shall be entitled to receive additional amounts under Sections 3.05 and 3.07 on the same basis as if it were a Lender.

     (d) Disclosure of Confidential Information. (i) Any Lender may, in connection with any assignment pursuant to paragraph (b) above, disclose to the assignee or the proposed assignee any information relating to the Borrower or any Subsidiary of the Borrower furnished to such Lender by or on behalf of the Borrower or any Subsidiary of the Borrower in connection with this Agreement, provided that, prior to any such disclosure each such assignee or proposed assignee shall execute an agreement containing substantially the terms of all then existing confidentiality agreements entered into by the assigning Lender with respect to the Borrower and its Subsidiaries, in each case whereby such assignee or proposed assignee shall agree to preserve the confidentiality of any non-public, confidential or proprietary information relating to the Borrower or any Subsidiary of the Borrower.

     (ii) The Lenders may not, in connection with any participation pursuant to paragraph (c) above, disclose to the participant or the proposed participant any non-public, confidential or proprietary information relating to the Borrower or any Subsidiary of the Borrower furnished to such Lender by or on behalf of the Borrower or any Subsidiary of the Borrower.

     SECTION 11.05. Right of Set-Off. In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence of an Event of Default, each Lender is authorized at any time and from time to time, without presentment, demand, protest or other notice of any kind (all of which rights being hereby expressly waived), to set off and to appropriate and apply any and all deposits (general or special) and any other indebtedness at any time held or owing by such Lender (including, without limitation, branches, agencies or Affiliates of such Lender wherever located) to or for the credit or the account of the Borrower against obligations and liabilities of the Borrower to such Lender hereunder or under any of the other Credit Documents or otherwise, irrespective of whether such Lender shall have made any demand hereunder and although such obligations, liabilities or claims, or any of them, may be contingent or unmatured, and any such set-off shall be deemed to have been made immediately upon the occurrence of an Event of Default even though such charge is made or entered on the books of such Lender subsequent thereto. The Borrower hereby agrees that any Person purchasing a participation in the Loans and Commitments hereunder pursuant to
Section 4.03 or Section 11.04(c) may exercise all rights of set-off with respect to its participation interest as fully as if such Person were a Lender hereunder.

     SECTION 11.06. No Waiver; Remedies Cumulative. No failure or delay on the part of the Agent or any Lender in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between the Borrower and the Agent or any Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights and remedies provided herein are cumulative and not exclusive of any rights or remedies which the Agent or any Lender would otherwise have. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Agent or the Lenders to any other or further action in any circumstances without notice or demand.

     SECTION 11.07. Payment of Expenses, etc.. The Borrower agrees to: (i) pay all reasonable out-of-pocket costs and expenses (A) of the Agent in connection with the negotiation, preparation, execution and delivery and administration of this Agreement and the other Credit Documents and the documents and instruments referred to therein (including, without limitation, the reasonable fees and expenses of Moore & Van Allen, PLLC, special counsel to the Agent) and any amendment, waiver or consent relating hereto and thereto including, but not limited to, any such amendments, waivers or consents resulting from or related to any work-out, renegotiation or restructure relating to the performance by the Borrower under this Agreement and (B) of the Agent and the Lenders in connection with enforcement of the Credit Documents and the documents and instruments referred to therein and/or collection of the obligations of the Borrower pursuant to the Credit Documents (including, without limitation, in connection with any such enforcement or collection, the reasonable fees and disbursements of counsel for the Agent and each of the Lenders); (ii) pay and hold each of the Lenders harmless from and against any and all present and future stamp and other similar taxes with respect to the foregoing matters and save each of the Lenders harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission (other than to the extent attributable to such Lender) to pay such taxes; and (iii) indemnify each Lender, its officers, directors, employees, representatives and agents from and hold each of them harmless against any and all losses, liabilities, claims, damages or reasonable out-of-pocket expenses incurred by any of them as a result of, or arising out of, or in any way related to, or by reason of, any investigation, litigation or other proceeding (whether or not any Lender is a party thereto) related to the entering into and/or performance of any Credit Document, to the use of proceeds of any Loans hereunder, to the consummation of any other transactions contemplated in any Credit Document, including, without limitation, the reasonable fees and disbursements of counsel incurred in connection with any such investigation, litigation or other proceeding (but excluding any such losses, liabilities, claims, damages or expenses to the extent incurred by reason of gross negligence or willful misconduct on the part of the Person to be indemnified).

     SECTION 11.08. Amendments, Waivers and Consents. Neither this Agreement nor any other Credit Document nor any of the terms hereof or thereof may be amended, changed, waived, discharged or terminated unless such amendment, change, waiver, discharge or termination is in writing signed by the Required Lenders, provided that no such amendment, change, waiver, discharge or termination shall, without the consent of each Lender, (i) extend the scheduled maturities (including the final maturity) of any Loan, or any portion thereof, or reduce the rate or extend the time of payment of interest (other than as a result of waiving the applicability of any post-default increase in interest rates) thereon or fees hereunder or reduce the principal amount thereof, or increase the Commitment of any Lender over the amount thereof in effect (it being understood and agreed that a waiver of any Default or Event of Default shall not constitute a change in the terms of any Commitment of any Lender), (ii) amend, modify or waive any provision of this Section or Section 3.05, 3.07, 4.02, 4.03, 9.01(a), 11.04,
11.05, 11.07 or 11.11, (iii) reduce any percentage specified in, or otherwise modify, the definition of Required Lenders or (iv) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Credit Documents. No provision of Article X may be amended without the consent of the Agent.
               SECTION 11.09. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. It shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

     SECTION 11.10. Table of Contents; Headings. The table of contents hereto and the headings of the sections and subsections hereof are provided for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

     SECTION 11.11. Survival of Indemnification. All indemnities set forth herein, including, without limitation, in Section 3.05, 3.07, 4.04, 10.09 or
11.07 shall survive the execution and delivery of this Agreement, and the making of the Loans, the repayment of the Loans and other obligations and the termination of the Commitments hereunder.

     SECTION 11.12.  Governing Law; Submission to Jurisdiction;
Venue; Waiver of Jury Trial.

     (a) THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NORTH CAROLINA. The Borrower hereby submits to the non-exclusive jurisdiction of the United States District Court for the Western District of North Carolina or the courts of the State of North Carolina in Mecklenburg County for the purposes of any legal action or proceeding with respect to this Agreement or any of the other Credit Documents. The Borrower irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that such proceeding has been brought in an inconvenient form. The Borrower hereby consents to process being served in any such proceeding by the mailing of a copy thereof by registered or certified air mail, postage prepaid, return receipt requested, to the address specified for notices to the Borrower pursuant to Section 11.01 or in any other matter permitted by law. Nothing herein shall affect the right of the Agent to serve process in any other manner permitted by law or to commence legal proceedings or to otherwise proceed against the Borrower in any other jurisdiction.

     (b) EACH OF THE AGENT, THE LENDERS AND THE BORROWER HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OF THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

     SECTION 11.13. Severability. If any provision of this Agreement is determined to be illegal, invalid or unenforceable, such provision shall be fully severable and the remaining provisions shall remain in full force and effect and shall be construed without giving effect to the illegal, invalid or unenforceable provisions.

     SECTION 11.14. Entirety. This Agreement and the other Credit Documents represent the entire agreement of the parties hereto and supersede all prior agreements and understandings, oral or written, if any, including any commitment letters or correspondence, relating to this Agreement or any of the other Credit Documents or the transactions contemplated herein and therein.

     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its duly authorized officers as of the day and year first above written.


                                                          RALCORP HOLDINGS, INC.


                                                By______________________________

                                                Title___________________________



                                                 NATIONSBANK, N.A., individually
                                                 in its capacity as a Lender and


                                               Title___________________________